Exhibit 10.63

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Research Collaboration and License Agreement (this “Agreement”) is made effective as of 7th day of November 2014, (the “Effective Date”) by and between Serendex Pharmaceuticals A/S, Slotsmarken 17, 2.tv., DK-2970 Hørsholm, Denmark (“Serendex”), and PARI Pharma GmbH, Moosstrabe 3, D-82319 Starnberg, Germany (“PARI”). Each of Serendex and PARI is a “Party” hereto and collectively they are the “Parties”.

RECITALS

A. Serendex desires to develop and commercialize a proprietary drug product containing human Granulocyte-macrophage colony-stimulating factor (hGM-CSF), intended for aerosolized pulmonary delivery for therapeutic and prophylactic uses in certain indications in humans.

B. PARI has developed and produces the eFlow® technology handheld device for spontaneously breathing patients with an open reservoir, which is available as an investigational device as of the Effective Date and described in detail in Exhibit A to this Agreement (the “Device”). PARI has further developed the eFlow Technology Nebulizer CS and the eFlow® Inline (however, as of the Effective Date it is only available as a prototype).

C. Serendex and PARI desire to enter into (i) a joint collaboration to apply their respective core capabilities and technologies to the design, development, and testing of the Drug Product for the delivery of the Drug Product to patients exclusively via the Device (the “Collaboration”), and (ii) an agreement granting Serendex an exclusive license to (x) develop the Drug Product in combination with the Device (the “Product”) and (y) commercialize the Product (and/or the Drug Product and the Device separately, if applicable) for delivery of the Drug Product exclusively via the Device (the “Commercialization”) in the Territory (as defined below), all in accordance with the terms and conditions of this Agreement (and with respect to the Commercialization, further subject to a written supply agreement as set forth in Section 4.3 of this Agreement). In addition, Serendex desires and PARI is willing to grant under the terms and conditions of this Agreement option rights to change the scope of the cooperation in order to pursue the eFlow Technology Nebulizer CS and/or extend the cooperation to include the eFlow Inline.

THEREFORE, the Parties hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms shall have the following meanings:

1.1 “Affiliate(s)” means, with respect to any entity, any person or entity that directly or indirectly owns or controls, is owned or controlled by or is under common control with such entity, in each case, only for so long as such control exists. As used in this definition only, “control” of an entity means (i) beneficial ownership, directly or indirectly, of more than fifty percent (50%) or more of the outstanding voting shares or securities in the case of a corporation, (ii) more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, (iii) status as a general partner in any partnership or (iv) the ability otherwise to elect or appoint a majority of the board of directors or other managing authority of such entity.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.2 “Background Intellectual Property” means, as to the respective Parties: the Intellectual Property Controlled by Serendex in existence as of the Effective Date related to the Compound and/or the Drug Product (“Serendex Background Intellectual Property”); and the Intellectual Property Controlled by PARI in existence as of the Effective Date related to the Device (“PARI Background Intellectual Property”).

1.3 “Big Pharma Company” means any company with an annual gross revenue of at least one and a half billion Euros (1,500,000,000€) and at least three thousand (3,000) employees which generates at least seventy five (75%) percent of its gross revenue from pharmaceutical products (not medical devices).

1.4 “Big Pharma Company Entity” has the meaning set forth in Section 17.3.

1.5 “Billable-hour” means an hour of activities performed by or on behalf of PARI, but excluding: non-work time, service on the Joint Steering Committee, training, information technology support, administrative or facilities support, time entry, finance, legal, human resources or purely clerical activities, or other support functions not requested by Serendex.

1.6 “Business Day” means any day other than Saturday, Sunday and any day on which the banks in Horsholm, Denmark, or Starnberg, Germany, are required by law to be closed.

1.7 “Claiming Party” has the meaning set forth in Section 17.4.

1.8 “Collaboration” has the meaning set forth in the Recitals and “Collaboration License(s)” has the meaning set forth in Section 5.5.

1.9 “Commercialization” has the meaning set forth in the Recitals.

1.10 “Commercially Reasonable Efforts” means those commercially reasonable efforts customarily used by companies in the biopharmaceutical or medical device industries, as applicable, for carrying out in a sustained manner a particular task or obligation, and at least equivalent to the level of efforts applied by a Party for its other priority products with a similar market potential and at a similar development stage or stage of their product life.

1.11 “Committee Approval” has the meaning set forth in Section 3.10.

1.12 “Compound” means human Granulocyte-macrophage colony-stimulating factor (hGM-CSF).

1.13 “Control” means, (i) with respect to an item of Intellectual Property, possession by a Party of the power and authority, whether arising by ownership, license, or other authorization, to grant and authorize licenses or sublicenses under such item to the other Party within the scope of this Agreement, without violating the terms of any agreement between such Party and any third party, and (ii) with respect of an item of information, possession by a Party of the right to disclose such item in accordance with this Agreement.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.14 “Covered” or “Covering” means with respect to a product that (a) such product or its manufacture, use, sale, offer for sale, importation or exportation would infringe a Valid Claim in a country within the Territory, or (b) such product incorporates or is made using material Know-how within the respective Intellectual Property.

1.15 “CS-Option” has the meaning set forth in Section 2.5.

1.16 “Development Period” means the period from the Effective Date through the later of (i) first Marketing Approval in Europe or (ii) Marketing Approval in United States.

1.17 “Device” has the meaning set forth in the Recitals, subject to amendments due to the execution of option rights by Serendex as set forth under Section 2.5 and/or Section 2.6 and which in all cases shall have a filling specification of at least [***].

1.18 “Diligence Milestones” has the meaning set forth in Section 7.2.

1.19 “Drug Product” means any liquid formulation containing the Compound as the sole active pharmaceutical ingredient for nebulization.

1.20 “Effective Date” has the meaning set forth in the first sentence of this Agreement.

1.21 “eFlow Inline-Option” has the meaning set forth in Section 2.6.

1.22 “eFlow Technology Nebulizer” shall mean a Nebulizer proprietary to PARI or its Affiliates that is based on a perforated vibrating membrane technology and includes a mixing chamber and valve system for spontaneously breathing patients.

1.23 “eFlow Technology Nebulizer CS” shall mean the eFlow Technology Nebulizer available as of the Effective Date of this Agreement that has been modified so that an ampoule, that is otherwise not designed to be opened by a user, is opened and its contents presented to a vibrating membrane by insertion into the Handset (i.e. closed-system or CS) in lieu of the existence of an open reservoir in the Handset that can accommodate a solution.

1.24 “eFlow Inline” shall mean a Nebulizer proprietary to PARI or its Affiliates that is based on a perforated vibrating membrane technology which can be integrated into the tubing of a mechanical ventilation system and which is to be used with mechanically ventilated adult patients.

1.25 “Expired,” “Expiration” or “Expiry” means expired, lapsed, been canceled or become abandoned and/or finally found to be invalid (or not valid) or unenforceable by an irreversible or unappealable (or for which no appeal has been timely filed) final decision or judgment of a court or other authority or agency of competent jurisdiction.

1.26 “Exploit” or “Exploitation” means to test, develop, seek Regulatory Approval for, seek reimbursement for, make, use, sell, offer for sale, modify (including the preparation of derivative works), market, promote, import, export, display publicly, perform publicly, distribute, or otherwise commercialize.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.27 “FDA” means the United States Food and Drug Administration or any successor to that agency.

1.28 “First Commercial Sale” means the first sale for use or consumption by end users of the Drug Product as delivered via the Device in a country within the Territory after Marketing Approval in such country has been obtained. For the avoidance of doubt, the sale or other disposal of the Drug Product in the course of a named-patient-program before obtaining Marketing Approval in the respective country shall not qualify as First Commercial Sale.

1.29 “Force Majeure” has the meaning set forth in Section 17.4.

1.30 “GAAP/IFRS” means, as applicable, either generally accepted accounting principles in the United States or the International Financial Reporting System, whichever is used and consistently applied by a Payor throughout its enterprise.

1.31 “Handset” means that individual component of the Device consisting of the handset with aerosol head, including all outer packaging and instructions for use accompanying the Handset and any other elements necessary for delivery to the patient.

1.32 “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement (including any Exhibits), unless the context otherwise clearly requires.

1.33 “Improvements” means any improvements, modifications, discoveries, inventions, developments, enhancements, and/or derivative works, including any and all Intellectual Property rights associated therewith, whether or not patentable or registrable or otherwise protectable.

1.34 “include” or “including” shall be construed, unless the context otherwise clearly requires, to have the inclusive meaning associated with the phrases “including but not limited to” or “including without limitation.”

1.35 “IND” means an Investigational New Drug application submitted for filing with the FDA or any similar filing or application made with the applicable Regulatory Authority of any other country.

1.36 “Indications” means (i) Pulmonary Alveolar Proteolysis (PAP), [***].

1.37 “Infringement Notice” has the meaning set forth in Section 12.1.

1.38 “Initiation” means, with respect to a clinical study, dosing of the first patient.

1.39 “Intellectual Property” means (a) any of the following, whether existing now or in the future anywhere in the world: patents, utility models and applications therefor, including any provisionals, additions, divisionals, continuations, substitutions, continuations-in-part, together with re-examinations, reissues, renewals or extensions thereof, including supplementary protection certificates according to Regulation (EG) Nr. 469/2009 and similar rights, and all foreign counterparts of any of the foregoing (collectively, “Patent Rights”), and (b) all data, ideas, inventions, pharmaceutical, chemical and biological materials, products and compositions, tests, assays, techniques, methods, procedures, technical and

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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non-technical data and other information relating to any of the foregoing, drawings, plans, designs, diagrams, sketches, specifications or other documents containing such information or materials, and business processes, price data and information, marketing data and information, sales data and information, marketing plans and market research (collectively, “Know-how”). It is understood, however, that Know-how does not include information that is generally known to or easily accessible for the public domain.

1.40 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.7.

1.41 “License” has the meaning set forth in Section 2.1.

1.42 “MAA” means a fully completed marketing authorization application (a new drug application (NDA) submitted for filing with the FDA, if in the United States, or the respective equivalent submitted for filing with the counterpart of the FDA, if outside the United States), including all supporting documentation and data, seeking Marketing Approval for the Product or the Drug Product for delivery via the Device in a particular country. It is understood that MAA does not include applications for pricing or reimbursement approval.

1.43 “Major Nation” means each of the following: the United States, Germany, France, UK, Italy, and Spain.

1.44 “Marketing Approval” means all approvals, registrations, certifications or authorizations of any Regulatory Authority that are necessary for marketing of the Drug Product for delivery via the Device, the Product and/or the Device in a regulatory jurisdiction other than pricing approvals and approvals for reimbursement.

1.45 “Nebulizer” means any nebulizer or other device that delivers a formulation in the form of droplets to the airways, such as an eFlow Technology Nebulizer. For the avoidance of doubt, the term “Nebulizer” shall not include any device that delivers a formulation solely or primarily into or via the nose.

1.46 “Nebulizer Starter Kit” means a nebulization system including all of the components that are necessary to operate the Device, including the electronic controller but excluding the Handset.

1.47 “Net Sales” means the gross amounts invoiced by a Payor in bona fide arm’s length transactions or, where the sale is not at arm’s length, the amount that would have been so invoiced if it had been at arm’s length, attributable to its sales during the Royalty Period to third parties (other than Affiliates of the Payor buying for resale) of Drug Product in the Serendex Field, less the following deductions: (a) trade, wholesale, quantity, cash or other discounts, refunds, returns, rebates, credits and allowances to the extent actually taken; (b) import, export, excise, sales or use taxes, value added taxes, and other taxes, tariffs and duties imposed on such sales and actually paid by the Payor; (c) rebates, allowances or credits mandated by any government and actually granted; (d) reimbursements, credits or chargebacks actually granted, allowed or incurred in the ordinary course of business (including any credits, volume rebates, charge-back and prime vendor rebates, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations); and (e) payments or rebates paid in connection with sales to any governmental authority in respect of any state or federal Medicare, Medicaid or

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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similar programs. All calculations shall be made in accordance with GAAP/IFRS or other applicable accounting standards consistently applied by a Payor throughout its enterprise. Where the Drug Product is sold for a combined price with a Device or any other product or service, Serendex shall make, or shall cause the Payor to make, together with PARI in good faith, an equitable allocation for purposes of this definition of the amounts received for such combination, such that the amount attributable to the sale of the Drug Product (1) will not include amounts properly attributable to such Device or other product or service (taking into account all available information and/or costs of acquisition of the Device or other product or service) and (ii) will be equal to the amount regularly charged by the Payer substantially contemporaneously for the Drug Product in the same market or a similar market when not sold in such a combination. In case a WAC for the Drug Product exists in a country, the amount attributable to the sale of the Drug Product in that country shall not be less than the WAC of the Drug Product alone.

1.48 “Non-Claiming Party” has the meaning set forth in Section 17.4.

1.49 “PARI Competitor” shall mean any of the entities named on Exhibit D to this Agreement, or their Affiliates.

1.50 “PARI Field” means any use or application outside the Serendex Field.

1.51 “PAM Intellectual Property” means (a) all PARI Background Intellectual Property and all Intellectual Property related to the Device Controlled by PARI and its Affiliates (other than Project Intellectual Property); (b) all Project Intellectual Property that constitutes an Improvement to the Intellectual Property described in clause (a); and (c) all Project Intellectual Property that bears directly upon the Device, including its use and method of manufacturing. The Patents within the PARI Intellectual Property are identified and set forth on Exhibit B attached hereto, which shall be amended from time to time.

1.52 “Payer” means Serendex, its Affiliate, or its Sublicensee (or the Affiliate of any thereof that purchases Drug Product from the foregoing for resale), as the case may be, that sells a Drug Product following Marketing Approval of that Drug Product.

1.53 “Phase I Clinical Trial” means that portion of the drug development process relating to the Drug Product as delivered via the Device which provides for the first introduction into humans of such Drug Product including small scale clinical trial in healthy volunteers and/or patients to obtain information on such Drug Product’s safety, tolerability, pharmacological activity, pharmacokinetics and/or pharmacodynamics, and supporting Marketing Approval of such Drug Product in the Serendex Field as defined in more detail in 21 CFR 312.21(a).

1.54 “Phase II Clinical Trial” means that portion of the drug development process relating to the Drug Product as delivered via the Device which provides for a controlled clinical trial of such Drug Product in patients, a principal purpose of which is to make a preliminary determination that such Drug Product is safe for its intended use and to obtain sufficient information about such Drug Product’s efficacy, as well as to obtain an indication of the dosage regimen required, to permit the design of further clinical studies, and supporting Marketing Approval of such Drug Product in the Serendex Field as defined in more detail in 21 CFR 312.21(b).

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.55 “Phase II/Phase III Clinical Trial” means a controlled clinical trial which satisfies the definitions of Phase II Clinical Trial and Phase III Clinical Trial.

1.56 “Phase III Clinical Trial” means that portion of the drug development process relating to the Drug Product as delivered via the Device which provides for a large scale clinical trial conducted in a sufficient number of patients that is designed to establish that such Drug Product is safe and efficacious for its intended use when delivered via the Device, and to obtain warnings, precautions and adverse reactions that are associated with such Drug Product as delivered via the Device in the dosage range to be prescribed, and supporting Marketing Approval of such Drug Product in the Serendex Field as defined in more detail in 21 CFR 312.21(c).

1.57 “Product” means the combination of the Drug Product and the Device.

1.58 “Project Intellectual Property” means all Intellectual Property that is invented or created in the course of the performance of this Agreement, including in the course of the activities under a Work Plan, regardless of which Party develops it.

1.59 “Project Rate” with respect to activities under a Work Plan means [***] per Billable-hour. The Parties agree that such Project Rate may be increased by PARI from time to time by at least ninety (90) days prior written notice to Serendex, provided that (i) such increase shall not occur more often than once every twelve (12) months and (ii) the percentage of such increase shall not exceed the percentage of the increase of the German index of producer prices of industrial products (published by the German Federal Statistical Office on www.destatis.de/EN/FactsFigures/Indicators/ShortTermIndicators/Prices/pre110.html) from the date of the last increase. First date of possible Project Rate increase is in January 2017.

1.60 “Regulatory Approval” means any approval required from any Regulatory Authority and any similar governmental approvals required in any jurisdiction in the Territory to manufacture, use, storage, import, transport, sale and market the Drug Product for delivery via the Device, the Product and/or the Device, including where required and applicable, pricing approval and/or approval for reimbursement.

1.61 “Regulatory Authority” means any national (e.g., the FDA), supranational (e.g., the European Commission, the Council of the European Union (EU), or the EMA), or other governmental or private entity (including notified bodies for medical devices) in the Territory involved in regulation of or the granting of Marketing Approval, Regulatory Approval for the Drug Product, the Device, or the Products, or the development, manufacture, use or commercialization thereof,

1.62 “Right of First Refusal” has the meaning set forth in Section 2.6(b).

1.63 “Royalty” or “Royalties” means a running royalty as a percentage of the Net Sales.

1.64 “Royalty Period” means on a country-by-country and indication-by-indication basis, the period of time from the date of the First Commercial Sale of the Drug Product in the Serendex Field through the later of (i) the date of Expiration of the last to expire Valid Claim included in PARI Intellectual Property Covering a part of the Device in a particular country in the Territory, or (ii) fifteen (15) years after the First Commercial Sale of the Drug Product in the Serendex Field in such country in the Territory and such indication.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.65 “Senior Management” means, as to Serendex, its then-current CEO, and as to PARI, its then-current President.

1.66 “Serendex Field” means the pulmonary delivery of the Drug Product exclusively via the Device for the treatment of the Indications.

1.67 “Serendex Intellectual Property” means (a) all Serendex Background Intellectual Property and all Intellectual Property relating to the Compound and/or the Drug Product Controlled by Serendex and its Affiliates (other than Project Intellectual Property); (b) all Project Intellectual Property that constitutes an Improvement to the Intellectual Property described in clause (a); and (c) all Project Intellectual Property that bears directly upon the formulation of the Compound.

1.68 “Significant Change” means a change to the Device or any related accessory which has the potential to change the functional technology, performance specifications, drug/air path-contact materials, software design or labeling of the Device.

1.69 “Special Purpose Costs” means costs incurred by or for PARI for the acquisition of raw materials, equipment, reagents, assays, facilities, goods or services (other than auxiliary or operating supplies, Devices, and Handsets) to be used in connection with the Collaboration, but only as and to the extent approved in advance, either by explicit statement in the Work Plan, or by Committee Approval.

1.70 “Sublicensee” means (a) any third party who receives a sublicense from Serendex in accordance with the provisions of this Agreement (including Section 2.3) under the licenses granted by PARI to Serendex hereunder, or (b) any third party who receives a sublicense from PARI in accordance with the provisions of this Agreement under the licenses granted by Serendex to PARI hereunder.

1.71 “Successful Completion” means, with respect to clinical study, the date on which the last patient exits the clinical study (last patient out).

1.72 “System” means a Device including all of its components to operate the Device, including the electronic controller.

1.73 “Territory” means the world.

1.74 “Third Party eFlow-Inline License” has the meaning set forth in Section 2.6(b).

1.75 “Third Party Rights” or “TPR” has the meaning set forth in Section 6.2.

1.76 “TTP/PARI Agreement” means that agreement entered into between The Technology Partnership plc and PARI dated March 22, 1999, as amended.

1.77 “Valid Claim” means a claim in an issued patent or a claim of a pending Patent application, on a country-by-country basis, that shall not have been withdrawn, canceled or disclaimed within the PARI Intellectual Property, as applicable, or any Project Intellectual Property, which has not Expired in the country in question.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.78 “VAT” has the meaning set forth in Section 17.1(b).

1.79 “Work Order” means the specific description of a connected set of activities to be conducted under the Work Plan or a particular phase or portion thereof as mutually agreed by both Parties in writing. Each Work Order shall define: (i) the scope and nature of the activities to be performed; (ii) the estimated start and completion dates of such activities, including milestones, as appropriate; (iii) the deliverables; (iv) the estimated Billable-hours associated with such activities; (v) all estimated fees and pass-through or other expenses for such activities; and (vi) such other matters as the Parties may agree. Each Work Order shall be drafted by PARI and agreed in writing by Serendex.

1.80 “Wholesale Acquisition Cost” or “WAC” means the manufacturer’s published catalogue or list price for a drug product to wholesalers.

1.81 “Work Plan” means the activities, deliverables, timelines, specifications and budget for the Collaboration or a particular phase or portion thereof, as set forth in a written work plan, which preliminary version is attached to this Agreement as Exhibit C, as the same may from time to time be amended or supplemented in writing as described herein by Committee Approval.

2.	License.

2.1 License Grant. During the term of this Agreement, PARI hereby grants to Serendex the exclusive right and license, on the terms stated in this Article 2, and on the other applicable terms of this Agreement (including Section 4.3), under the PARI Intellectual Property (including any Joint Intellectual Property subject to Section 5.4 of this Agreement) to Exploit the Drug Product and/or the Product in the Serendex Field in the Territory; provided that Serendex shall not have the right to research, develop, copy, make or have made, modify, or prepare derivative works of, or to seek Regulatory Approvals for, the Device or any eFlow Technology Nebulizer unless otherwise specified in Section 3.2 of this Agreement and/or the Supply Agreement (the “License”).

2.2 Access Rights. During the term of this Agreement, Serendex shall have a right to access or reference at such time as reasonably required, subject however to its confidentiality obligations under Sections 9.1 and 9.2 below, all necessary data and information on the Device and eFlow Technology Nebulizers as applicable, for no additional consideration other than that already due to PARI under this Agreement and subject to Section 3.5 below, solely for Serendex’s purposes in Exploiting the Drug Product and/or the Product in accordance with Section 2.1 in the Field in the Territory. However, Serendex shall only have the right to reference the device master file of the Device but shall have no right to access such documents. Notwithstanding anything to the contrary contained in this Section 2.2, PARI shall at no time be required to provide any Information or access to Serendex, its Affiliates, and its Sublicensees that may violate PARI’s confidentiality obligations with third parties or that would disclose to Serendex, its Affiliates and Sublicensees any proprietary or Confidential Information of such third party.

2.3 Right to Sublicense.

(a) The License will include the right for Serendex to grant sublicenses in one tier; provided, however that:

(i) such sublicenses shall be in writing and shall (i) comply and be consistent, in all respects, with all the terms of this Agreement and (ii) impose on the relevant Sublicensee the same obligations and restrictions as are imposed on Serendex under this Agreement, including the provisions of Section 3.4 and Section 16.2, as applied to the relevant Sublicensee;

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(ii) Serendex shall promptly provide PARI with a copy of any proposed agreement with numbers and financials blinded relating to any sublicense to be granted by Serendex. Each sublicense and all sublicense agreements shall require the prior written approval of PARI, such approval not to be unreasonably withheld, conditioned, or delayed;

(iii) in any such sublicense agreement, (i) PARI will be named a third party beneficiary under the sublicense agreements, (ii) this Agreement will be referenced in and attached as an Exhibit and (iii) there will be provisions contained that (a) in the event a sublicense becomes a direct license agreement pursuant to Section 8.6(b) and there is a conflict or ambiguity between the provisions of the sublicense agreement and this Agreement, the provisions of this Agreement shall govern and be binding on the relevant Sublicensee, (b) PARI shall have the right to enforce those terms and conditions of the sublicense, and (c) in the event that a sublicense does not become a direct license pursuant to Section 8.6(b), the sublicense shall automatically lapse.

(iv) any sublicense agreement that does not comply with the provisions of this Section 2.3(a) (i), (ii) or (iii) shall be null and void.

(b) In the event of any breach of those terms and conditions of the sublicense, Serendex shall promptly notify PARI in writing of such breach as well as Serendex’s intended response thereto. Serendex shall exert Commercially Reasonable Efforts, at its own expense, to enforce such terms of such sublicense against the relevant Sublicensee. If the action taken by Serendex in response to such breach is not reasonably satisfactory to PARI, then PARI has the right (but not the obligation) to take action against the relevant Sublicensee directly, including termination of the sublicense. Upon any such termination of one sublicense, the License shall, at PARI’s election, be rendered non-exclusive in the territory associated with such terminated sublicense, and PARI shall have the right to (itself or with third parties) Exploit the terminated rights of the sublicense without violating this Agreement; provided, however, that this Agreement and the License shall otherwise remain unaffected. Any sublicense shall not relieve Serendex of its obligations to PARI under this Agreement and Serendex shall remain fully responsible for performance of this Agreement notwithstanding any sublicenses granted by Serendex.

(c) Withholding the prior written consent of PARI pursuant to Section 2.3(a)(ii) shall not be deemed unreasonable if the sublicense is intended to be granted to a PARI Competitor.

2.4 TTP/PARI Agreement. The Collaboration License grant pursuant to Section 2.4 and the License for Commercialization pursuant to this Article 2 comprise a grant by PARI to Serendex of an exclusive sublicense under the TTPIPARI Agreement to Exploit the Device in the Serendex Field in the Territory; provided, however, that Serendex shall not have the right to develop, copy, make or have made, modify, make derivative works of, or to seek Regulatory Approvals or reimbursement for, the Device, Product, Handsets, Systems, or any eFlow Technology Nebulizer, or any component of any of the foregoing, unless otherwise specified in Section 3.2 of this Agreement or the Supply Agreement. In the event Serendex intends to sublicense its rights above to a third party, PARI shall upon Serendex’s request directly grant a

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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sublicense of PARI’s rights under the TTP/PARI Agreement to the Sublicensee for no additional consideration other than that already due to PARI under this Agreement. Such sublicense shall be subject to the terms and conditions of this Agreement.

2.5 CSOption. Subject at all times to Serendex’s compliance with the terms of this Agreement, PARI hereby grants to Serendex (but not to any Sublicensee), until the Drug Product first is granted Marketing Approval in the Territory, an option to switch from the Device as defined as of the Effective Date (an eFlow® Technology Nebulizer with open reservoir) to instead pursue Development and Commercialization of the Drug Product for pulmonary delivery exclusively via an eFlow Technology Nebulizer CS (the “CS-Option”). In the event that Serendex wishes to exercise its CS-Option pursuant to this Section 2.5, then Serendex shall provide written notice thereof to PARI, and the Parties agree to promptly execute an amendment to this Agreement in order to change the definition of Device to such eFlow Technology Nebulizer CS and amend Exhibit A accordingly. All other provisions of this Agreement shall remain in full force and effect and apply to the eFlow Technology Nebulizer CS.

2.6 eFlow Inline-Option.

(a) Subject at all times to Serendex’s compliance with the terms of this Agreement, PARI hereby grants to Serendex (but not to any Sublicensee), until the Drug Product first is granted Marketing Approval in the Territory, an option to negotiate in good faith an extension to the License as set forth in Section 2.1 under PARI Intellectual Property to Exploit (within the restrictions contained in Section 2.1) the Drug Product for pulmonary delivery exclusively via the eFlow Inline for the treatment of VAP and/or ARDS in the Territory (the “eFlow Inline-Option”). In the event that Serendex wishes to exercise its eFlow Inline-Option pursuant to this Section 2.6, then Serendex shall provide written notice thereof to PARI, and the Parties agree to promptly execute an amendment to this Agreement in order to incorporate such eFlow Inline in the definition of Device, supplement Exhibit A and amend the definition of Indications accordingly. All other provisions, other than the prices for the eFlow Inline Handset, of this Agreement shall remain in full force and effect and apply to the eFlow Inline and the amended indications. The prices for eFlow Inline used in clinical trials shall be [***] per eFlow Inline system and [***] per eFlow Inline Handset; provided however, that any units ordered under purchase orders for more than [***] eFlow Inline Handsets and more than [***] eFlow Inline Systems in the aggregate, shall be priced at the discounted amounts of [***] per eFlow Inline system and [***] per eFlow Inline Handset, respectively.

(b) In the event a third party contacts PARI, or if PARI desires to grant to a third party an exclusive license to Exploit a drug product containing a GM-CSF formulation as an active ingredient for pulmonary delivery via an eFlow Inline (the “Third Party eFlow-Inline License”), PARI shall offer the Third Party eFlow-Inline License, on the same terms and conditions as offered by or to such third party, to Serendex (the “Right of First Refusal”). If Serendex notifies PARI in writing within thirty (30) clays of its receipt of PARI’s notice that Serendex accepts such terms, the Parties shall enter into an agreement on such terms within thirty (30) days after Serendex’s exercise of the Right of First Refusal. If Serendex does not notify PARI in writing within such thirty (30)-day period that Serendex accepts such terms and exercises the Right of First Refusal, then PARI shall be free to grant the particular Third Party eFlow-Inline License on the same terms to such third party, and Serendex shall have no further rights with respect to the eFlow Inline-Option, except upon termination or expiration of such Third Party eFlow-Inline License, in which case Serendex’ rights in respect of such eFlow Inline-Option shall revive. For the avoidance of doubt, PARI shall be free to Exploit the eFlow Inline in its sole discretion until the eFlow Inline-Option is exercised by Serendex.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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3.	Conduct of the Collaboration.

3.1 Work Plan and Work Orders. Serendex and PARI will cooperatively conduct the Collaboration in accordance with the terms and conditions of this Agreement, the Work Plan and more detailed work packages described in the Work Orders. The Parties will jointly design and prepare the Work Plan, and agree that any material change to the Work Plan will require Committee Approval or other written agreement of both Parties.

3.2 Development and Regulatory Responsibilities. Unless the Parties otherwise mutually agree in writing,

(a) Serendex will have control of all activities and responsibilities bearing on the development and/or testing of the Drug Product and seeking Marketing Approval and/or Regulatory Approval for the Drug Product, and

(b) PARI will have control of all activities and responsibilities bearing on the development and/or testing of the Device and seeking Marketing Approval and/or Regulatory Approval for the Device.

Notwithstanding the foregoing, the Parties will closely collaborate and support each other in obtaining reimbursement for the Device and PARI has to approve all documents on reimbursement for the Device prior to the submission to any third party. If any drug/device combination filing for a Product is requested by any Regulatory Authority, including any MAAs on Product: (i) PARI will support Serendex in making and prosecuting such filing, including with respect to the preparation, provision and filing of Device documentation, provided, however, that no documentation relating directly to the Device will be filed without PARI’s prior written approval, which approval shall not be unreasonably withheld or delayed, (ii) PARI shall at all times control the marking, labeling, CE conformity declaration and technical documentation with respect to the Device, (iii) PARI will have the right to review and comment upon any portion of such filings bearing on the Device prior to such filing, and (iv) PARI will have the right to have one of its representatives participate in any material discussions or meetings with such Regulatory Authority bearing on the Device. If Regulatory Authorities require the Device or any Product to be included under the MAA, (y) Serendex will support PARI in accommodating such requirement; and (z) the Parties will work in good faith to allow for PARI to implement any necessary changes to the Device or any Product accordingly.

3.3 Improvements

The Parties acknowledge that Improvements to the Device and / or accessory will likely be necessary even after the Parties will have initially developed and specified the Device. Reasons for the implementation of Improvements include (i) feedback from the market or clinical trials, (ii) corrective and preventive actions, (iii) feedback from Regulatory Authorities, or (iv) scale-up of manufacturing capacities.

If PARI develops an incremental Improvement to the Device, then PARI may incorporate such Improvement to the Device and give written notice to Serendex prior to implementing any such Improvement

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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provided that (i) such Improvement does not constitute a Significant Change, (ii) PARI is not contractually prohibited from doing so, (iii) PARI generally incorporates such Improvement into the eFlow Technology Nebulizer and/or the accessory, as applicable, and (iv) it is consistent with the specifications agreed to by the Parties and the applicable regulatory requirements.

Serendex will cover costs related to the Drug-Product specific testing of any change to the Device unless the Improvement is necessary due to feedback from Regulatory Authorities or other relevant Authorities and will be implemented not only into the Device but also into PARI’s eFlow Technology Nebulizer platform. In that case the Parties will in good faith discuss and decide how to share the costs of the Drug-Product specific testing.

If PARI develops an Improvement that constitutes a Significant Change, then PARI shall, to the extent it has the right to do so, offer Serendex an opportunity to review such Improvement for a period of thirty (30) days from receipt of a detailed description of such Improvement and a plan for development of such Improvement and possible incorporation into the Device for Serendex to determine whether it wishes to have such Improvement incorporated in the Device, thereby be incorporated into the Licenses granted pursuant to Section 2.1 and shall be included in the PARI Intellectual Property and as such shall extend the Royalty Period accordingly. If Serendex determines (by giving written notice to PARI) within thirty (30) day period that it desires to benefit from the Improvement and include the Improvement in the Device, such Improvement shall be automatically included in the PARI Intellectual Property. If Serendex does not give written notice to PARI within the thirty (30) days period of its desire to benefit from the Improvement, Serendex shall be deemed to have rejected the Improvement and PARI shall have no obligation to include the Improvement in the Device. However, in case PARI wishes to implement such Improvement, PARI shall indicate this in its written offer of the Improvement and Serendex shall not unreasonably withhold or delay its consent to such implementation.

3.4 Level of Effort - Collaboration. Each Party will exert Commercially Reasonable Efforts to conduct the Collaboration and to cooperate with the other Party in all respects bearing on the Collaboration. The Parties recognize that the Collaboration involves experimental and untested compounds, materials, and devices, and that neither Party gives any assurance that the Collaboration or any of its objectives will be successfully conducted or achieved.

3.5 Exclusivity as to Serendex.

(a) Serendex agrees that, within the European Economic Area (EEA) and for the treatment of the Indications, neither it nor its Affiliates shall, until the end of the Development Period, work with third parties outside the scope of the Collaboration in an attempt to develop, test or adapt any inhalation device or nebulizer for the pulmonary delivery of the Drug Product, the Compound, any other pharmaceutical product containing the Compound as sole active ingredient, or either of them. Serendex further agrees to impose and enforce this obligation upon its Sublicensees in accordance with Section 2.3(b).

(b) Serendex agrees that, in the rest of the world outside the EEA and for the treatment of the Indications, neither it nor its Affiliates shall, during the term of this Agreement, work with third parties outside the scope of the Collaboration in an attempt to develop, test or adapt any inhalation device or nebulizer for the pulmonary delivery of the Drug Product, the Compound, any other pharmaceutical product containing the Compound as sole active ingredient, or either of them. Serendex further agrees to impose and enforce this obligation upon its Sublicensees in accordance with Section 2.3(b).

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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3.6 Sharing of Information. Each Party will, promptly provide to the other Party all necessary or useful information in or coming into its possession or reasonably available to it to support the achievement of the tasks of the Parties as specified in the Work Plan subject to each Party’s obligations with respect to Confidential Information. However, neither Party shall be required to disclose Confidential Information of a third party which Confidential In-formation such Party does not Control, but each Party will exert Commercially Reasonable Efforts to bring to the attention of the Joint Steering Committee any such third party restrictions as may be relevant to its role hereunder.

3.7 Principal Contacts. Each Party will appoint an individual employed by it to serve as its “Principal Contact” for purposes of this Agreement and the conduct of the Collaboration. Serendex’s initial Principal Contact is Dr. Kim Arvid Nielsen, and PAM initial Principal Contact is Dr. Stefan Seemann. Either Party may from time to time replace its Principal Contact with a different employee, but unless required due to events beyond its control, neither Party will replace its Principal Contact without at least ten (10) days’ prior written notice to the other Party. The two Principal Contacts shall communicate with each other regularly during the course of the Collaboration, as shall be more fully described in the Work Plan and otherwise as they shall mutually determine to be useful.

3.8 Joint Steering Committee. The Parties’ work in the Collaboration and Commercialization will be coordinated by a committee of four members (the “Joint Steering Committee” or “JSC”). Two members of the Joint Steering Committee shall be the Parties’ respective Principal Contacts, and an additional member shall be appointed by each of PARI and Serendex. The initial additional member of the Joint Steering Committee appointed by Serendex is [***], and the initial additional member appointed by PARI is [***]. Either Party may appoint other employees to serve as temporary replacements for its respective members of the Joint Steering Committee, and may, upon at least ten (10) days’ prior written notice (or such shorter notice period as may be required due to events beyond its control) to the other Party, substitute others of its employees to serve on the Joint Steering Committee in lieu of a prior member appointed by such Party. Joint Steering Committee will be chaired by a representative of Serendex

3.9 Joint Steering Committee Tasks. The Joint Steering Committee shall, among other things, (a) periodically review and evaluate progress under the Work Plan; (b) decide upon proposals for the amendment or supplementation of the Work Plan, including detailed revised plans; (c) coordinate regulatory activities and filings with respect to the Drug Product for delivery via the Device and/or any Product; (d) evaluate the Project Rate once every twelve (12) months for its reasonableness and (e) fulfill such other tasks and make such other decisions as may be delegated to the JSC pursuant to this Agreement or by mutual written agreement of the Parties after the Effective Date.

3.10 Joint Steering Committee Meetings. Unless varied by Committee Approval, during the Development Period the Joint Steering Committee shall meet face-to-face at least once annually, at mutually agreed upon times and locations, to alternate between the Parties’ respective headquarters in Denmark and in Germany, unless otherwise mutually agreed. The Joint Steering Committee shall meet (i) during the Development Period at least three additional times per year (i.e., making for a quarterly meeting schedule) and (ii) after the Development Period at least once per year; by conference call or videoconference, and shall address issues as they arise in the interim via telephone conference, videoconference or electronic

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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mail. Written minutes of each meeting (including telephonic or video conferences) shall be taken by the chairperson and shall include the issues discussed and all material decisions made at such meeting and action items, if any, arising from the meeting. In addition to members of the Joint Steering Committee, each Party will be entitled to have up to time (3) additional persons in attendance or on the call at any Joint Steering Committee, so long as such persons have a need to know information bearing on the Collaboration/Commercialization and are bound by confidentiality obligations at least as stringent as those contained in Article 9.

3.11 Committee Approval. The Joint Steering Committee will act by “Committee Approval”, which means that at least one of the following applies:

(a) at least one member of each Party on the Joint Steering Committee has consented to a decision in writing;

(b) agreement of the Parties’ Senior Managements pursuant to Section 16.1 results in the adoption of the decision as constituting Committee Approval.

3.12 Reports. Each Party shall furnish the Joint Steering Committee with written reports, on a reporting schedule determined under the Work Plan but at least quarterly, describing such Party’s activities, progress, and results (including any Project Intellectual Property generated by such Party, its Affiliates, Sublicensees or subcontractors, or their respective personnel) under the Collaboration/Commercialization (including interactions with Regulatory Authorities) to that time since the most recent such report and plans for the development and commercialization of the Drug Product and Product in the upcoming quarter and year.

4.	Collaboration Fees and Expenses; Supply of Devices.

4.1 Fees and Expenses Other Than for Devices. During the conduct of activities under a Work Order, PARI shall render written accounts and invoices to Serendex for all person-hours devoted thereto by PARI and all Special Purpose Costs incurred (and not previously reimbursed) or committed by PARI directly in the conduct of the Work Order as often as required but in no case more frequently than once a month. Each invoice shall be itemized in detail by specific activity performed and expense incurred. Serendex shall, within thirty [to] (45) days following the date of PARI’s invoice, pay PARI for such Billable-hours, at the applicable Project Rate, plus one hundred percent (100%) of all invoiced Special Purpose Costs; provided, however, that Serendex need not honor or pay for invoices to the extent they relate to work or expenses not authorized under the Work Plan or a Work Order not requested or approved by Serendex in advance. The Parties agree that Serendex shall cover the cost for any activities approved by Serendex or activities carried out under this Agreement in accordance with the Work Plan or the Work Orders (including without limitation, the Device portion of the Product which includes (i) the in vitro characterization of the Device with the Drug Product(s), (ii) human factor studies specific for the intended patient target group of the Product(s), and (iii) project management and technical development and support tasks.)

4.2 Collaboration Study Devices. PARI shall manufacture and sell to Serendex, and Serendex shall purchase from PARI, all of Serendex’s requirements for Devices, Handsets and related accessories to be used for research and Development purposes, including all pre-clinical and clinical trials of the Drug Product during the Collaboration, including any validation batches required in connection with any

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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MAA. The Parties will, through the Joint Steering Committee, mutually agree in writing to specifications for such Devices, which specifications will not be altered other than through Committee Approval. The Parties will coordinate purchase orders, ordering procedures, and delivery lead times for such Devices and Handsets through the Principal Contacts, with general overview by the Joint Steering Committee. The prices for Devices for use in such research and Development purposes shall be [***] per System and [***] per Handset (subject to Section 2.6 (a)).

4.3 Commercialization Devices. If Marketing Approval is obtained within the Indications for the Drug Product or the Product, PARI shall manufacture and sell to Serendex, and Serendex shall purchase from PARI, all of Serendex’s and its Affiliates’ and its Sublicensees’ requirements for Devices, Handsets and related accessories during Commercialization. Without limiting the forgoing agreement in this Section, the Parties will, prior to the first MAA submission, negotiate and enter into, on commercially reasonable terms (including indemnities and cGMP compliance and other product warranties commensurate with those typically given by PARI with respect to its similar products sold for commercial use), a supply agreement to govern the manufacture and supply of Devices, Handsets and related accessories for Commercialization, which supply agreement shall include the terms and conditions set forth in Article 4 of this Agreement and Exhibit E (“Supply Agreement”). Under the Supply Agreement the Parties will coordinate purchase orders, ordering procedures, and delivery lead times for Devices, Handsets and related accessories through the Principal Contacts, with general overview by the Joint Steering Committee. The prices for such Devices, Nebulizers and, where applicable, such Product for commercial sale shall be set forth in the Supply Agreement, and shall be [***] per Nebulizer Starter Kit and [***] per Handset (transfer price to Serendex for inclusion in monthly Drug Product package) EXW PARI’s facilities in Germany or the United States as applicable (INCOTERMS 2010). Such prices shall not include any maintenance, support and other services to be provided by any PARI distributor, but shall include services provided by PARI to its distributor. The Supply Agreement will provide for a mechanism to adjust prices (including but not limited to price adjustments according to the German index of producer prices of industrial products (published by the German Federal Statistical Office on “www.destatis.de/EN/FactsFigures/Indicators/ShortTermIndicators/Prices/pre110.html”) as well as an increase in the requested quantities that exceed those typically needed in orphan indications). Upon reasonable request by either Party the Parties shall negotiate in good faith an adjustment of the prices for commercial supplies of the Device, if the price at which any Comparable Nebulizer Device is sold by PARI to a wholesaler, or any other third party in the respective country in transactions with terms and conditions comparable to the terms and conditions of this Agreement, and in each case based on comparable sales volumes and indications, differs significantly from the prices for commercial supplies mentioned above. For purposes of the forgoing, “Comparable Nebulizer Device” means any eFlow with a comparable configuration (based on the eBase controller) and technical performance used (i) for the same indication, or, (ii) if no such eFlow is used for the same indication, than for comparable disease indications and sales volumes. Such prices shall not include any maintenance, support and other services to be provided by any PARI distributor, but shall include services provided by PARI to its distributor.

4.4 Other Expenses. Except as expressly stated otherwise herein, each of the Parties will provide suitable facilities, equipment and personnel for the work to be done by it in the Collaboration and shall bear all of its own costs and expenses, and those of its subcontractors, associated with the Collaboration or otherwise with this Agreement, including those associated with participation on the Joint Steering Committee.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.	Intellectual Property Rights.

5.1 Background Intellectual Property. Each Party shall retain all rights, title and interest in and to its respective Background Intellectual Property. Except for the licenses and rights expressly set forth in this Article 5, neither Party grants or shall be required to grant to the other Party, by implication or otherwise, any license or right under its Background Intellectual Property, regardless of whether such Background Intellectual Property is dominant or subordinate to the Project Intellectual Property.

5.2 Project Intellectual Property. Any and all Project Intellectual Property that is part of the Serendex Intellectual Property as defined herein shall be owned by Serendex (“Serendex Project Intellectual Property”). Any and all Project Intellectual Property that is part of the PARI Intellectual Property as defined herein shall be owned by PARI (“PARI Project Intellectual Property”). PARI Project Intellectual Property shall include any data and results generated from any development activities related to the Device or any eFlow Technology Nebulizers (including any PARI Intellectual Property and tools). PARI shall be allowed to Exploit any new development relating to the Device or any eFlow Technology Nebulizer (i) outside the Serendex Field with pharmaceutical product other than the Drug Product during the term of this Agreement; and (ii) for any use or purpose after the end of the term of this Agreement. Serendex Project Intellectual Property shall include any data generated from in-vitro and in-vivo studies of the Compound using the Device in the course of the performance of this Agreement (“Project Data”). Serendex shall not disclose such Project Data to PARI Competitors without PARI’s prior written approval.

(a) Serendex shall procure that all rights, interest and title of its Affiliates, Sublicensees, subcontractors and their respective employees and consultants in and to all PARI Project Intellectual Property shall be assigned to PARI. In addition, Serendex agrees to assign, and herewith assigns to PARI, in advance as of the Effective Date, (i) its rights, interest and title in and to all PARI Project Intellectual Property conceived, developed or acquired by Serendex or its personnel and (ii) its rights and interest in all PARI Project Intellectual Property jointly conceived, developed or acquired by PARI, its Affiliates, Sublicensees and/or subcontractors or their respective personnel on the one hand and by Serendex or its personnel on the other hand. PARI herewith accepts such assignment. To the extent that an assignment of title to or interest in any item of PARI Project Intellectual Property in advance is not possible under the applicable law, Serendex shall assign to PARI title to or interest in such item once it has come into existence.

(b) PARI shall procure that all rights, interest and title of its Affiliates, Sublicensees, subcontractors and their respective employees and consultants in and to all Serendex Project Intellectual Property shall be assigned to Serendex. In addition, PARI agrees to assign, and herewith assigns to Serendex, in advance as of the Effective Date, (i) its rights, interest and title in and to all Serendex Project Intellectual Property conceived, developed or acquired by PARI or its personnel and (ii) its rights and interest in all Serendex Project Intellectual Property jointly conceived, developed or acquired by PARI or its personnel on the one hand and by Serendex, its Affiliates, Sublicensees or subcontractors or their respective personnel on the other hand. Serendex herewith accepts such assignment. To the extent that an assignment of title to or interest in any item of Serendex Project Intellectual Property in advance is not possible under the applicable law, PARI shall assign to Serendex title to or interest in such item once it has come into existence.

(c) In order to achieve the assignments of Project Intellectual Property as set forth in Section 5.2(a) and (b), each Party shall assume all rights, and shall cause its Affiliates, Sublicensees and subcontractors to assume all rights, to employee inventions in accordance with the German Act on

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Employee Inventions (Arbeitnehmererfindungsgesetz) or any other applicable laws relating to employee inventions, and shall ensure that only those of its (and its Affiliates’, Sublicensees’ and subcontractors’) employees and other personnel will be involved in development activities under this Agreement who are bound by a contractual obligation to promptly notify such Party or its relevant Affiliate, Sublicensee or subcontractor, as applicable, of any item of Project Intellectual Property conceived, developed or acquired, whether or not patentable, and to assign all of its rights in such Project Intellectual Property to such Party or its relevant Affiliate, Sublicensee or subcontractor. Each Party shall be solely responsible for paying to its (and its Affiliates’, Sublicensees’ and subcontractors’) respective employees any remuneration due under the German Act on Employee Inventions or pursuant to any other applicable laws on employee inventions in connection with the performance of development activities under this Agreement; provided that if a Patent Right arising from an employee invention made by employees of one Party (or its Affiliates, Sublicensees or subcontractors) is (i) assigned to the other Party under Section 5.2(a) or (b) or (ii) included in the License granted under Section 2.1, the other Party shall reimburse such Party for any such remuneration payable under the applicable law and actually paid to the relevant employees.

5.3 Other Project Intellectual Property. Any and all Intellectual Property other than that specified in Section 5.2 conceived, developed or acquired by either Party or both Parties or their respective personnel during the term of this Agreement (“Other Project Intellectual Property”): (a) shall be owned by PARI to the extent the same was conceived, developed or acquired solely by PARI or its personnel; (b) shall be owned by Serendex to the extent the same was conceived, developed or acquired solely by Serendex or its personnel; and (c) shall be jointly owned by both Parties if it was conceived, developed or acquired jointly by both Parties or their respective personnel (“Joint Intellectual Property”).

5.4 Exploitation of Joint Intellectual Property. Serendex and PARI will in good faith discuss and decide whether a joint patent application or similar protection will be filed for each specific proprietary right arising as Joint Intellectual Property, and if so, negotiate an agreement governing joint ownership, enforcement, protection and licensing of such rights within the Joint Intellectual Property. During the Term of this Agreement, and at all times subject to Article 9 of this Agreement, except to the extent necessary to perform the Collaboration in accordance with Section 5.5 or otherwise to the extent necessary to perform the Commercialization in accordance with the License, to avoid loss of Patent Rights as a result of premature public disclosure of patentable information, neither Party may use or disclose any Joint Intellectual Property without the prior written consent of the other Party.

5.5 Collaboration Licenses. Without prejudice to the License granted in Section 2.1 hereunder, each Party hereby grants to the other Party a royalty-free, worldwide license, with right to sublicense (in accordance with Section 2.3), to use the granting Party’s Background Intellectual Property and Project Intellectual Property (including any Joint Intellectual Property subject to Section 5.4) solely for research and development purposes within the scope of the activities under this Agreement (the “Collaboration Licenses”). Such Collaboration License by PARI to Serendex shall be exclusive to Serendex for solely in the Serendex Field. The Collaboration License by Serendex to PARI shall be non-exclusive.

5.6 Serendex hereby grants to PARI a worldwide, royalty-free, nonexclusive right and license, with rights to sublicense (but solely in connection with licenses to material other intellectual property rights Controlled by PARI), under Serendex Project Intellectual Property and Serendex’s share in Other Project Intellectual Property (including Joint Intellectual Property) to Exploit PARI Intellectual Property: (a) during the term of this Agreement solely within the PARI Field, and (b) after the end of the term of this Agreement within the PARI Field or the Serendex Field without any restriction.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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6.	Payments.

6.1 Upfront and Development Milestone Payments. Serendex shall pay PARI the following respective upfront and milestone payments for the first time each of the following milestones occur, each milestone payment to be payable only once, no matter how many times the following events may occur. Serendex shall notify PARI promptly when the relevant Development Milestone Event has been achieved.

(a) Upfront Payment. Upon signing this Agreement, Serendex shall pay to PARI an upfront payment of [***].

(b) Milestone Payments. Upon first occurrence of the following Development milestone events, Serendex shall pay the respective following milestone payments to PARI on an indication-by-indication basis for an eFlow Technology Nebulizer with an open reservoir as set forth in Table I and Table 2 below:

Table 1: PAP Development Milestone Payments

Development Milestone Event	Milestone Payment

Successful Completion of the first Phase II/Phase III Clinical Trial with regard to the PAP indication.	[***	]

The earlier of (i) first submission for Marketing Approval in the US, EU or Japan if the first Phase II/Phase III Clinical Trial is sufficient or (ii) initiation of the pivotal Phase III Clinical Trial following the Phase II/Phase III Clinical Trial (should the Phase II/Phase III Clinical Trial not be sufficient as pivotal trial)

	[***	]

First Marketing Approval with regard to PAP obtained by Serendex or its Affiliate or Sublicensee in either the USA, EU or Japan	[***	]

Table 2: [***] Milestone Payments

Development Milestone Event	Milestone Payment

Successful Completion of the first Phase II Clinical Trial in [***]	[***	]

Initiation of first Phase III Clinical Trial in [***]	[***	]

First Marketing Approval in [***] obtained by Serendex or its Affiliate or Sublicensee in either the USA, EU or Japan	[***	]

For clarity, PARI shall be entitled to receive the upfront payment and the Development Milestone Payments as set forth in Table 1 and Table 2 as guarantee milestones regardless of whether or not Serendex enters into a sublicense agreement with a Sublicensee for sale and distribution of the Drug Product in the Territory. The upfront payment and the Development Milestone Payments are non-refundable and non-creditable against any Royalty payments or other payments to be made by Serendex under this Agreement, the Supply Agreement or any other agreement between the Parties.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(c) CS-Option Payments. Upon first occurrence of the following milestone events, Serendex shall pay the respective following milestone payments to PARI, in addition to the upfront payment and Development milestone payments due for the eFlow Technology Nebulizer with an open reservoir, as set forth in Table 3 below:

Table 3: CS-Option Payments

Development Milestone Event	Milestone Payment

Exercise of the CS-Option	[***	]

Successful Completion of the first Phase II Clinical Trial with the eFlow Technology Nebulizer CS (or bridging study in humans from the eFlow Technology Nebulizer with an open reservoir)	[***	]

Initiation of the first pivotal Phase III Clinical Trial with the eFlow Technology Nebulizer CS	[***	]

First Marketing Approval of the Drug Product for delivery via the eFlow Technology Nebulizer CS obtained by Serendex or its Affiliate or Sublicensee in either the USA, EU or Japan	[***	]

(d) eFlow Inline-Option Payments. Upon first occurrence of the following milestone events, Serendex shall pay the following milestone payments to PARI, in addition to the upfront payment and Development milestone payments due for the eFlow Technology Nebulizer and, if applicable, the CS-Option payments, as set forth in Table 4 below:

Table 4: eFlow Inline-Option Payments

Development Milestone Event	Milestone Payment

Exercise of the eFlow Inline-Option	[***	]

Successful Completion of the first Phase II Clinical Trial with the eFlow Inline in either VAP or ARDS	[***	]

Initiation of the first pivotal Phase III Clinical Trial with the eFlow Inline	[***	]

First submission of NDA (or equivalent) for delivery via the eFlow Inline in either the USA, EU or Japan	[***	]

First Marketing Approval of the Drug Product for delivery via the eFlow Inline obtained by Serendex or its Affiliate or Sublicensee in either the USA, EU or Japan	[***	]

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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6.2 Royalties. During the Royalty Period Serendex shall pay to PARI Royalties equal to the following Royalty rates dependent on the device technology used for delivery of the Drug Product set forth in Table 5 below:

Table 5: Royalty Rates

eFlow® Technology Device for Administration of Drug Product	Royalty Rate of Net Sales

eFlow Technology Nebulizer with open reservoir	[***	]

eFlow Technology Nebulizer CS	[***	]

eFlow Inline	[***	]

6.3 Royalty Reduction. In case that no Valid Claim Covering the Device (including potential amendments of the definition of Device) in the PARI Intellectual Property exists in a certain country, the Royalties set forth in Section 6.2 above shall be reduced as follows on a country-by-country basis: (i) during the first [***] of the Royalty Period and in case that generic competition enters the market in such country, to [***]; and (ii) during the [***] of the Royalty Period, to [***]. Notwithstanding the foregoing, if a Valid Claim exists in Germany, France, UK, Italy, and Spain it shall be considered as Valid Claim in all European countries.

For the purpose of this Section 6.3 “generic competition” shall mean a drug product which would infringe Serendex’s Drug Product-related Patent Rights if such Patent Rights were still alive and which gained Marketing Approval via a generic regulatory pathway referencing the Drug Product, e. g. via an ANDA in the USA, without being authorized or supported by Serendex or its Sublicensee (including by granting licenses) being delivered via a vibrating membrane nebulizer having equal or better actual performance characteristics regarding output rate and nebulization time with an aerosol with a similar particle size distribution and which is determined with a representative sample of nebulizers.

In no event shall the Royalty be reduced by more than [***].

6.4 Payment Terms.

(a) Each milestone payment under this Article 6 shall be due within sixty (60) days following the occurrence of the respective milestone event triggering such payment.

(b) If the Royalty payments under this Article 6 do not exceed [***] per calendar quarter, such payments shall be due every calendar half year within sixty (60) days following the end of each calendar half year in respect of Net Sales received in that calendar half year. If such Royalty payments exceed [***] per calendar quarter, such payments shall be due every calendar quarter within sixty (60) days following the end of each calendar quarter in respect of Net Sales received in that calendar quarter. Each such payment shall be accompanied by a statement of Net Sales including a break-down of allowed deductions and the calculation of any Royalty payments payable hereunder on a country-by-country basis.

(c) Serendex shall be liable for interest on overdue payments (including the development fees and expenses due according to Section 4.1) as regulated by applicable law. This Section 6.4(c) shall not limit any other remedies available to PARI under this Agreement. Any breach of the payment obligations under the provisions of Sections 4.1, 6.1, 6.2, 6.4 and 6.5 shall be deemed to be a material breach of obligations as set forth in Section 8.2 and subject to the termination provisions contained herein.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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6.5 Records and Audits. Serendex, as Payor (if applicable) shall keep, and shall require other Payors to keep, complete, true and accurate records for the purpose of showing all Net Sales, including its calculation and the breakdown of the various allowed deductions as set forth in the definition of Net Sales in Section 1.44 payable under this Agreement. PARI shall have the right to cause an independent certified accountant selected by the PARI and reasonably acceptable to the Payor to inspect, copy, and audit such records at any time during reasonable business hours upon adequate prior written notice to the Payor. Information gathered during any such inspection or audit shall be held in confidence by such accountant, except for the conclusions reached by such accountant. Any such audit shall be at PARI’s expense, unless the inspection or audit properly reveals that, with respect to the period under audit, 95% or less of the Royalties due hereunder were reported by the Payor to be clue, in which event Serendex shall pay, or shall require the Payor to pay or reimburse PARI for the reasonable expenses of such inspection or audit, in addition to PARI’s other remedies for underpayment. If such audit determines any underpayment by a Payor, then the Payor shall pay to PARI, within five (5) Business Days of the determination of such underpayment, the amount of the underpayment plus the interest due thereon, as calculated in accordance with the provisions of Section 6.4, from the date the unpaid Royalties were due until and including the date of payment.

7.	Commercially Reasonable Efforts and Diligence Milestones

7.1 Serendex shall, and shall cause its Affiliates and Sublicensees to, use Commercially Reasonable Efforts, as a minimum in the Major Nations, (i) to pursue the Development of the Drug Product, (ii) to obtain Marketing Approval for the Drug Product and/or the Product, and (iii) to Commercialize the Drug Product and/or the Product, in all cases in the Serendex Field.

7.2 Serendex shall attempt to achieve, by itself or through its Affiliates or Sublicensees, the following diligence milestone targets (the “Diligence Milestones”) with respect to the Drug Product by using its Commercially Reasonable Efforts under Section 7.1 Subsections (i) and (ii) above:

(a) Initiation of the first Phase 2 Clinical Trial within [***] after the Effective Date with an eFlow Technology Nebulizer (open reservoir or closed system) in PAP;

(b) Initiation of the first Phase 3 Clinical Trial within [***] after the Effective Date with a handheld eFlow Technology Nebulizer (open reservoir or closed system) in PAP;

(c) First Commercial Sale in the USA and one other Major Nation within [***] after the Effective Date with a handheld eFlow Technology Nebulizer (open reservoir or closed system) in PAP;

(d) Initiation of the first clinical trial in VAP and/or ARDS within [***] after the exercise of the eFlow Inline-Option;

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(e) Initiation of the first Phase III Clinical Trial in VAP and/or ARDS within [***] after the exercise of the eFlow Inline-Option;

(f) First Commercial Sale of the Drug Product delivered via an eFlow Inline in the USA and one other Major Nation within [***] after the exercise of the eFlow Inline-Option.

7.3 The target dates of Diligence Milestones set forth in Sections 7.2(a) (d) above shall be extended if (i) any delay in PARI’s performance under this Agreement, (ii) any delay caused solely by Regulatory Authorities, or (iii) Force Majeure is responsible for a failure to achieve such Diligence Milestones. In either of the above cases, the JSC shall meet and discuss the situation in good faith and determine the length of the extension of each of the Diligent Milestone target dates under the specific circumstance.

7.4 All sublicense agreements (as described in Section 2.3) shall contain diligence obligations consistent with the terms and conditions of this Agreement applicable to the countries and/or territories covered by such sublicense agreement.

7.5 Any breach of the obligations under the provisions of Sections 7.1 and 7.2 above shall be deemed to be a material breach of obligations as set forth in Section 8.2 and subject to the termination provisions contained therein.

8.	Term and Termination.

8.1 Term. This Agreement shall commence as of the Effective Date and, unless earlier terminated as provided herein or extended by the Parties’ mutual written agreement, shall continue in effect until, and expire upon, on a country-by-country basis in the Territory, the end of the Royalty Period.

8.2 Termination for Breach of Contract. Either Party may, upon ninety (90) days’ prior written notice to the other (or upon thirty (30) days’ prior written notice for non-payment by Serendex of any monies due to PARI pursuant to Sections 4.1 (Fees and Expenses Other Than for Devices), 6.1 (Upfront and Milestone Payments), 6.2 (Royalties) and 6.5 (Records and Audits) of this Agreement), terminate this Agreement and the License if the other Party is in material breach of its obligations under this Agreement or in breach of its warranties hereunder, as specified in such notice to it under this clause, and does not cure all such specified breaches within such 90-day (or 30-day, as applicable) period.

8.3 Negotiation of Supply Agreement. The parties agree to negotiate and execute the Supply Agreement according to Section 4.3 within five (5) months after the Effective Date. If the Parties are not able to execute such Supply Agreement in such five months’ period, either Party has the right to terminate this Agreement until the end of the sixth (6th) month after the Effective Date by giving written notice to the other Party.

8.4 Insolvency. To the extent permitted by law, either Party may terminate this Agreement and the License immediately if at any time: (a) the other Party hereto files a voluntary petition in bankruptcy or takes the benefit of any insolvency act; (b) the other Patty is dissolved or adjudicated bankrupt; (c) a decree or order by a court having jurisdiction is entered approving a petition seeking reorganization, arrangement, adjustment, or composition of the other Party under any applicable bankruptcy, insolvency or similar law; or (d) the other Party admits in writing its inability to pay its debts generally as they become due.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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8.5 Termination by PARI.

(a) In the event of a transfer of (i) all or substantially all of the assets of Serendex to which this Agreement pertains to a PARI Competitor which is not a Big Pharma Company Entity; or (ii) if a PARI Competitor, which is not a Big Pharma Company Entity, being required to submit or submitting a mandatory bid for remaining Serendex shares pursuant to the applicable stock corporation laws and regulations for listed companies as a consequence of gaining controlling influence; PARI may terminate this Agreement in whole or in part upon at least one hundred and twenty (120) days written notice to Serendex. Serendex undertakes to inform PARI immediately in writing as soon as Serendex has knowledge of the occurrence of an event within the scope of (i) or (ii) above. Without prejudice and/or any limitation to the confidentiality obligations set forth in Article 9, in the time period until the termination has effect, PARI shall not be required to provide any access to or share with such third party any of PARI’s Confidential Information and/or PARI Intellectual Property, and Serendex shall ensure (and shall cause its Affiliates, Sublicensees and permitted assignees to ensure) that no PARI Confidential Information and/or PARI Intellectual Property is shared with or is otherwise granted access to any such third party.

(b) Notwithstanding anything to the contrary contained in this Agreement, PARI may terminate this Agreement and the License immediately upon written notice to Serendex in the event Serendex notifies PARI in writing that Serendex has, prior to the grant by Serendex of any sublicense, elected to cease work on and to finally abandon all attempts at development and/or commercialization of the Drug Product as contemplated herein, whether by Serendex or any of its Affiliates or future Sublicensees;

8.6 Survival.

(a) The provisions of Articles 1, 5 (excluding Section 5.5), 9, 13, 14, 15 (excluding Section 15.1), 16, and 17; and Sections 6.5, 6.6 (in accordance therewith), 8.6, and 11.1; and any payments then due pursuant to Article 4, Article 6 and Article 12 hereof, shall in all cases survive any termination or expiration of this Agreement.

(b) Upon the termination of this Agreement for any reason, other than termination by PARI pursuant to Section 8.5, any sublicense granted by Serendex hereunder shall survive such termination and automatically convert to a direct license between PARI and the relevant Sublicensee, provided such sublicense is in accordance with the provisions of Section 2,3, received the prior written approval from PARI and such Sublicensee is not in breach of any obligations or warranties under this Agreement or the sublicense agreement. If the sublicense does not convert to a direct license between PARI and the relevant Sublicensee, the sublicense shall automatically lapse.

8.7 Effects of termination. In the event of termination or expiration of this Agreement the License granted to Serendex under Section 2.1 shall automatically revert to PARI, and Serendex shall stop, and cause its Affiliates, Sublicensees (subject to Section 8.6(b)) and subcontractors to stop, any activity covered by such License.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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9.	Confidentiality and Non-Solicitation.

9.1 Confidentiality. In the course of the transactions contemplated by this Agreement, whether before or after the Effective Date, a Party may disclose, or may have disclosed, to the other confidential information belonging to the disclosing Party, whether or not marked or otherwise identified as being confidential. The receiving Party shall maintain in confidence such confidential information and shall not use it for any purpose except as authorized hereunder. Each Party will exert reasonable efforts to identify to the other, orally or in writing, specific information or materials which such Party considers confidential, but the failure to do so shall not relieve the receiving Party of its obligation to protect the same. The receiving Party shall safeguard such information against disclosure to third parties, including employees and persons working or consulting for such Party that (i) do not have an established, current need to know such information for purposes authorized under this Agreement; and/or (ii) are not bound by confidentiality obligations towards the receiving Party not less stringent than those contained herein. These obligations shall survive the expiration or termination of this Agreement for a period of seven (7) years The obligation of confidentiality does not apply to restrict use or disclosure by the receiving Party of information and material that:

(a) were properly in the possession of the receiving Party, without any restriction on use or disclosure, prior to receipt from the other Party;

(b) are at the time of disclosure hereunder in the public domain by public use, publication, or general knowledge (otherwise than due to the culpable acts or omissions of the receiving Party);

(c) are properly obtained by the receiving Party from a third party having the right to make such a disclosure; or

(d) are independently developed by or on behalf of the receiving Party without the use of any of the confidential information of the other Party.

The Project Intellectual Property owned by a Party according to the terms of this Agreement shall be deemed confidential information of such Party, irrespective of whether or not such Project Intellectual Property was conceived, developed or acquired by such Party or its personnel. The exceptions to the Parties’ confidentiality obligations set forth in (a), (c) and (d) above shall not apply to either Party’s Project Intellectual Property.

9.2 If the receiving Party is required by law, court order or by any governmental authority with jurisdiction, to disclose confidential information of the other Party, it may do so without breach hereof, but the receiving Party shall notify the other Party sufficiently in advance of any such disclosure to provide it with a reasonable opportunity to comment thereon and/or to seek its own protective orders related thereto, and such Party required to disclose shall apply for confidential treatment to the fullest extent permitted by law.

9.3 Return of Confidential Information. Upon the expiration or termination of this Agreement, all information of the disclosing Party in the receiving Party’s possession shall be returned to the disclosing Party (or destroyed by the receiving Party, with written confirmation of such destruction), other than copies made automatically during the normal course of security backup storage by the receiving Party’s IT system, and the receiving Party will make no further use thereof. Notwithstanding the foregoing, the receiving Party may retain one copy of the information of the disclosing Party solely for archival purposes to ensure compliance with the provisions of this Article 9 or with the requirements of Regulatory Authorities.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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10.	Press Release; Use of Names and Trademarks.

Both Serendex and PARI may make one or more press release(s) disclosing the Parties’ entry into this Agreement and this Agreement’s general subject matter, provided, however, that any press release must be reviewed and agreed to in advance by the Parties, with the exemption of ad hoc stock exchange announcements when required by law, provided that Serendex shall in this case give notice of such ad hoc announcement and its content to PARI as soon as reasonably possible and observe any reasonable comments by PARI if possible within the given time limit. Serendex agrees that PARI’s contributions to the Collaboration and/or the Commercialization will be accurately acknowledged in all press releases, marketing materials and formal presentations bearing on the Drug Product for delivery via the Device. Serendex shall provide an opportunity for PARI to review and seek PARI’s approval on the language of such acknowledgement prior to the first use in a press release or other written public disclosure. However, no approval shall be needed for information which was already approved before. Subject to the foregoing, nothing contained in this Agreement will be construed as conferring any right to any Party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of any other Party (including a contraction, abbreviation or simulation of any of the foregoing).

11.	Patent Prosecution.

11.1 Prosecution and Maintenance. Serendex shall be solely responsible, as it shall determine and at its own expense, for the filing and prosecution of any and all patent applications with respect, in whole or in part, to any of the Serendex Intellectual Property, for opposition or interference proceedings with respect thereto, and for the maintenance of any available patent protection with respect thereto. PARI shall be solely responsible, as it shall determine in its sole discretion and at its own expense, for the filing and prosecution of any and all patent applications with respect, in whole or in part, to any of the PARI Intellectual Property, for opposition or interference proceedings with respect thereto, and for the maintenance of any available patent protection with respect thereto. For the avoidance of doubt, neither Serendex nor PARI is under obligation to file any patent applications or to prosecute, maintain and/or defend any Patent Right included in their respective Intellectual Property Rights. Terms for the filing, prosecution and maintenance of any and all patent applications with respect, in whole or in part, to Joint Intellectual Property shall be in accordance with Section 5.4 of this Agreement.

11.2 Cooperation. Each Party shall cooperate with the other and shall execute all papers and take all actions reasonably requested by the other Party and necessary for the filing and prosecution of patent applications or other registrations by it or the other Party.

11.3 Patent Marking. Each Party, as licensee hereunder, will mark all products (or their containers) that are Covered by licensed patents in accordance with the requirements of the licensor hereunder and the applicable patent marking laws.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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12.	Third Party Infringement of Patents.

12.1 Infringement Notice. If either Party learns of infringement of potential commercial significance of any Intellectual Property licensed under this Agreement, the knowledgeable Party will provide the other Party (a) with written notice of such infringement and (b) with any evidence of such infringement available to it (the “Infringement Notice”).

12.2 Infringement Suits by PAM. PARI shall in accordance with applicable procedural laws have the first right, but shall have no obligation, to take actions (in the courts or otherwise, including a settlement), at its own cost, to prevent or enjoin any and all such infringements of a Patent Right or other item of PARI Intellectual Property included in the License granted to Serendex under Section 2.1.

12.3 Infringement Suits by Serendex. Serendex shall in accordance with applicable procedural laws have the first right, but shall have no obligation, to take actions (in the courts or otherwise, including a settlement), at its own cost, to prevent or enjoin any and all such infringements of a Patent Right or other item of Serendex Intellectual Property.

12.4 Intellectual Property licensed under this Agreement and not Owned by PARI. To the extent that any Intellectual Property licensed under this Agreement is licensed by PARI from a third party, PARI shall comply with the above provisions to the fullest extent permissible under such licenses.

12.5 Settlements Affecting PARI’s Rights. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that Serendex shall not have the right to enter into any license, settlement or other disposition of a Product-Specific Infringement that affects PARI’s rights in the Intellectual Property licensed under this Agreement and/or any payments due to PARI pursuant to this Agreement.

12.6 Control and Cooperation. Any litigation proceedings will be controlled by the Party bringing the suit, except that each Party may retain counsel of its choice to represent or monitor on behalf of such Party in connection with the proceedings. Each Party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the Party who initiated the suit (unless such suit is being jointly prosecuted by the Parties). Should either Party commence a suit under the provisions of this Article 12 and thereafter elect to abandon the same, it shall give timely written notice to the other Party, who may, if it so desires, be joined as a plaintiff in the suit (or continue as such if it is already one) and continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery of such suit shall be as equitably agreed upon between Serendex and PARI.

13.	LIMITED WARRANTY.

13.1 Each Party hereby represents and warrants (gewahrleistet) as follows:

(a) it has the lawful right to enter into this Agreement and grant the rights and licenses stated herein; and

(b) it has not, as of the Effective Date, granted, and will not thereafter grant, any right to any third party that would conflict with any of the rights or licenses granted to the other Party under this Agreement.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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13.2 Except for the representations and warranties set forth in Section 13.1 of this Agreement and made or to be made by the Parties under the Supply Agreement referenced in Section 4.3 all services, materials, technologies, Intellectual Property and rights shall be provided by the Parties “as is” and any contractual or statutory warranty (Geweihrleistung) of merchantability or fitness for a particular purpose or any other contractual or statutory warranty (Geweihrleistung) of any kind, express or implied, shall be excluded. Neither Serendex nor PARI makes any representation or warranty that the Serendex Intellectual Property or the PARI Intellectual Property, as applicable, will not infringe any patent, copyright, trademark or other rights of any third party, provided that the Parties’ respective indemnification obligations under Sections 15.1 and 15.2 shall remain unaffected.

13.3 For clarification purposes, this Agreement does not:

(i) express or imply a warranty or representation as to the validity, enforceability, or scope of the PARI Intellectual Property or the Serendex Intellectual Property, as applicable, or any other right or technology; or

(ii) express or imply a warranty or representation that anything made, used, sold, offered for sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties (other than as may be provided in the Supply Agreement referenced in Section 4.3); or

(iii) obligate any Party to bring or prosecute actions or suits against third parties for patent infringement.

14.	Limitation of Liability.

Except for breaches of Article 9 or in cases of intentional misconduct (Vorsatz) of the relevant Party, its Affiliates, Sublicensees or subcontractors or their respective employees, neither Party shall be liable under or in connection with this Agreement, whether in contract, strict liability or otherwise for any indirect, incidental, punitive, exemplary, special or consequential damages of any kind, including lost profits, even if advised of the possibility of such damages; provided, however, that this limitation will not reduce or affect either Party’s obligations with respect to third party claims under Article 15 for indirect, incidental, punitive, exemplary, special or consequential damages suffered by such third parties. Notwithstanding the foregoing, nothing in this Agreement shall limit or exclude either Party’s mandatory statutory liability and/or liability to the other for death or personal injury caused by negligence or for fraud or fraudulent misrepresentation suffered by the other Party.

15.	IP Defense and Indemnification.

15.1 Defense of Infringement Claims. If any warning letter or other notice of infringement or misappropriation is received by a Party, or action, suit or proceeding is brought against a Party, alleging infringement or misappropriation of an Intellectual Property right of any third party in any aspect arising out of the Collaboration or Commercialization, such Party shall promptly notify the other Party in writing. Serendex shall have the initial right, but no obligation, to defend and control the defense of any infringement claim pertaining to the Drug Product and Serendex Intellectual Property, and PARI shall have the initial right, but no obligation, to defend and control the defense of any infringement claim pertaining to

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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the Device and the PARI Intellectual Property. To the extent permitted under the applicable procedural law, each Party (i) shall keep the other Party informed of all material developments in connection with any such claim, and (ii) shall not enter into any settlement of any claim described in this Section 15.1 that adversely affects the other Party’s rights or interests in or to its Intellectual Property or the Exploitation of its Intellectual Property without such other Party’s written consent, which consent shall not be unreasonably withheld or delayed. In the event that an infringement claim pursuant to this Section 15.1 is, at the same time, a third party claim for which indemnification can be sought by either Party pursuant to Sections 15.2 or 15.3, the provisions of Section 15.4 shall prevail over this Section 15.1.

15.2 Indemnification by Serendex. Serendex will, and will require its Affiliates and Sublicensees to, indemnify, hold harmless and defend PARI and its Affiliates and their respective officers, employees and agents, against any and all third party claims, suits, losses, damage, costs, fees, liabilities, and expenses (including reasonable attorneys’ fees) resulting from, or arising out of, (i) the negligent or intentional breach by Serendex, its Affiliates or Sublicensees of any representation, warranty or covenant contained in this Agreement; (ii) claim of infringement or misappropriation of the patent rights, trade secrets or other intellectual property rights of any third party by Serendex or its Affiliates or the Drug Product or uses thereof to the extent such claim relates to the Drug Product or the Serendex Intellectual Property; (iii) the use of Drug Product by end-users; and (iv) the exercise by Serendex, its Affiliates or Sublicensees of the License or any other licenses or sublicenses granted to Serendex hereunder; provided, however, that such indemnification rights shall not apply to any claims, liability, loss, damage, cost and expense (a) to the extent directly attributable to the negligence or intentional misconduct (Vorsatz) of a party seeking indemnification under this Section 15.2, or (b) for which PARI is obligated to indemnify Serendex under Section 15.3 (i) through (iv) (Indemnification by PARI). This indemnification will include, but not be limited to, any product liability.

15.3 Indemnification by PARI. PARI will, and will require its Affiliates and Sublicensees to, indemnify, hold harmless and defend Serendex and its Affiliates and their respective officers, employees and agents, from and against any and all third party claims, suits, losses, damage, costs, fees, liabilities, and expenses (including reasonable attorneys’ fees) resulting from, or arising out of, (i) the negligent or intentional breach by PAM, its Affiliates or Sublicensees of any representation, warranty or covenant contained in this Agreement; (ii) claim of infringement or misappropriation of the patent rights, trade secrets or other intellectual property rights of any third party by PAM or its Affiliates or the Device or uses thereof to the extent such claim relates to the Device or the PAM Intellectual Property; (iii) the use of the Device by end users ; and (iv) the exercise by PARI, its Affiliates or Sublicensees of the licenses or any sublicenses granted to PAM hereunder; provided, however, that such indemnification rights shall not apply to any claims, liability, loss, damage, cost and expense (a) to the extent directly attributable to the negligence or intentional misconduct (Vorsatz) of a party seeking indemnification under this Section 15.3, or (b) for which Serendex is obligated to indemnify PAM under Section 15.2 (i) through (iv) (Indemnification by Serendex). This indemnification will include, but not be limited to, any product liability.

15.4 Tender of Defense. The obligation of either Party to indemnify an indemnitee pursuant to this Article 15 shall be contingent upon timely notification in writing by the indemnitee to the indemnitor of any claims, suits or service of process; the tender by the indemnitee to the indemnitor of full control over the conduct and disposition of any claim, demand or suit; and reasonable cooperation by the indemnitee in the defense of the claim, demand or suit. No indemnitor will be bound by or liable with respect to any settlement or admission entered or made by any indemnitee without the prior written consent of the indemnitor, such consent not to be unreasonably withheld or delayed. No compromise or settlement of any

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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action may be effected by the indemnitor without the prior written consent of the indemnitee, which consent shall not be unreasonably withheld or delayed, unless the sole relief provided is monetary damages that are paid in full by the indemnitor. The indemnitee will have the right to retain its own counsel at its own expense to participate in its defense in any proceeding hereunder.

15.5 Insurance. Each of PARI and Serendex shall have and maintain such type and amounts of liability insurance covering its activities under this Agreement as is normal and customary in the pharmaceutical industry and medical device industry, as applicable, generally for parties similarly situated. Each Party shall, upon request of the other Party, provide the requesting party with a copy of the foregoing policies of insurance, along with any amendments and revisions thereto.

16.	Dispute Resolution.

16.1 Senior Managements. Any disputes arising under this Agreement shall be referred first to the Joint Steering Committee, which shall attempt, in good faith, to resolve the dispute. In the event the Joint Steering Committee is unable to resolve the dispute within thirty (30) days of such referral, it shall be referred to the Senior Managements of the Parties, who shall attempt, in good faith, to resolve the dispute. In the event the Senior Managements are unable to resolve the dispute over a period of thirty (30) days, or such longer or shorter period as both Parties’ Senior Managements may agree in writing, Section 16.2 shall apply.

16.2 Venue. If the Parties fail to reach agreement with respect to a dispute or difference in an amicable way, any disputes arising out of or in connection with this Agreement, including any questions regarding its existence, validity or termination, shall be brought to court. If the dispute is brought to court by Serendex, then such proceedings shall be subject to the exclusive jurisdiction of the Munich District Court (Landgericht Munchen 1), Germany. If the dispute is brought to court by PARI, then such proceedings shall be subject to the exclusive jurisdiction of the City Court of Copenhagen, Denmark.

17.	Miscellaneous.

17.1 Form of Payment, Taxes.

(a) Form of Payment. All Royalties due hereunder shall be paid in Euros. Monetary conversion from the currency of a foreign country in which Net Sales are achieved, into Euros shall be calculated on the basis of the exchange rate applicable on the first Business Day after the Royalty payment becomes due in accordance with Section 6.4(b), as published by the European Central Bank in the afternoon of the relevant Business Day at www.ecb.int. All prices for commercial supplies of Devices and Handsets under Section 4.3 shall be denominated in, and payable in, Euros.

(b) Taxes. All amounts payable under this Agreement are exclusive of any and all taxes, except for any withholding taxes required by the applicable law. In the event that value added tax or a similar tax (“VAT”) applies to any payment to be made under this Agreement, such VAT shall be invoiced as a separate item in accordance with the laws and regulations of the country in which the VAT is chargeable, and the Party required to make the payment to the other Party shall pay the VAT in addition to the amount payable hereunder. Serendex may withhold from payments to PARI amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. Serendex shall

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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provide to PARI all necessary documents and correspondence and written evidence to demonstrate the payment of such tax, and shall also provide to PARI any other cooperation or assistance before or after the payment of such tax, as may be necessary to enable PARI to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit,

17.2 Assignment. Neither Party may assign or transfer this Agreement or the License or any other rights or licenses granted hereunder, without the other Party’s prior written consent except in the case of assignment or transfer to a third party (other than by Serendex to a PARI Competitor), that succeeds to all or substantially all of the assigning Party’s business and assets relating to the subject matter of this Agreement, whether by sale, merger, operation of law or otherwise. Any attempted assignment by a Party in violation of this Section 17.2 without the written consent of the other Party will be null and void. Except as above limited, this Agreement is binding upon and will inure to the benefit of each of the Parties, its successors and assigns.

17.3 Big Pharma Company. Without prejudice and/or any limitation to the confidentiality obligations set forth in Article 9, in the event (i) Serendex desires for a Big Pharma Company, or any entity related to a Big Pharma Company that are covered by any of the two paragraphs set forth in Exhibit D to this Agreement (collectively, a “Big Pharma Company Entity”), to become a Sublicensee pursuant to Section 2.3 or a permitted assignee pursuant to Section 17.2 or (ii) a Big Pharma Company Entity being required to submit or submitting a mandatory bid for remaining Serendex shares pursuant to the applicable stock corporation laws and regulations for listed companies as a consequence of gaining controlling influence; then prior to any such business arrangement with, or as soon as controlling influence is acquired by, any such Big Pharma Company Entity and continuing thereafter (x) PARI shall not be required to provide any access to or share with such third party or any other Big Pharma Company Entity any of PARI’s Confidential Information and/or PARI Intellectual Property, and (y) Serendex shall ensure (and shall cause its Affiliates, Sublicensees and permitted assignees to ensure) that no PARI Confidential Information and/or PARI Intellectual Property is shared with or is otherwise granted access to any Big Pharma Company Entity. A breach of this Section 17.3 shall be deemed a material breach of this Agreement.

17.4 Force Majeure. Neither Party shall be responsible for any failure to perform due to the occurrence of any events beyond its reasonable control that render its performance impossible or commercially impracticable (“Force Majeure”), including: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts (but for the avoidance of doubt, excluding delays caused by any Regulatory Authority or a Party’s freedom to operate); orders or restrictions; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war. The Party experiencing the Force Majeure (the “Claiming Party”) shall use its reasonable efforts to overcome such Force Majeure and will promptly give written notification to the other Party (the “Non-Claiming Party”). Such written notification shall include a full and complete explanation of the Force Majeure and its cause, the status of the Force Majeure, and the actions that the Claiming Party is taking and proposes to take to overcome any effect of the Force Majeure. Subject to this Section 17.4, if the performance of the Claiming Party is delayed or prevented due to Force Majeure, the time for that performance shall be extended for a period reasonably necessary to overcome the effect of the Force Majeure.

17.5 Notices. All notices from one Party to the other required or permitted under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be delivered in person, or sent by electronic or facsimile transmission for which a confirmation of delivery is obtained, or sent by

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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registered mail or express courier services providing evidence of delivery, in each case to the recipient Party’s respective address set forth on the signature page hereof (or to such updated address as may be specified by written notice to the other Party from time to time). Such written notices will be deemed effective as of the earlier of the date so delivered or the fifth business day following mailing.

For PARI:

PARI Pharma GmbH

Moosstrasse 3

D-82319 Starnberg, Germany

Attention: Dr. Martin Knoch

Title: President

Telefax No.: +49 (8151) 279 63 20

For Serendex:

Serendex Pharmaceuticals A/S

Slotsmarken 17, 2 tv

DK-2970 Horsholm

Attention: Dr. Kim Arvid Nielsen

Mail: KAN@Serendex.com

17.6 No Partnership. Nothing contained herein shall constitute this as a joint venture agreement and, except as expressly set forth herein, nothing herein shall constitute any Party as a partner, principal or agent of any other, this being an Agreement between independent contracting entities. Neither Party shall have authority hereunder to obligate the other in any manner to third parties.

17.7 Entire Agreement. This Agreement, including the Exhibits referenced herein, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and cancels all other prior agreements and understandings of the Parties in connection with such subject matter. The headings or titles in this Agreement are for purposes of reference only and shall not in any way affect the interpretation or construction of this Agreement.

17.8 Waivers and Amendments. No waiver of any of the provisions of this Agreement shall be valid unless in a written document, signed by the Party against whom such a waiver is sought to be enforced, nor shall failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder. All amendments of this Agreement shall be made in writing and signed by both Parties.

17.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without giving effect to any conflict of laws principles to the contrary. The provisions of the United Nations Convention on Contracts for the International Sale of Goods are expressly excluded and will not be applicable to this Agreement.

17.10 Severability. If any provision of this Agreement is held to be invalid, void or unenforceable to any extent in any context, then such invalid, void or unenforceable provisions shall be

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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deemed replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties. The validity and force of the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date. Each of the persons signing this Agreement affirms that he or she is duly authorized to do so and thereby to bind the indicated entity.

PARI PHARMA GmbH

By:	/s/ Dr. Martin Knoch

Name:	Dr. Martin Knoch

Title:	President

Date Signed:	08/11/2014

SERENDEX PHARMACEUTICALS A/S

By:	/s/ Kim Arvid Nielsen

Name:	Kim Arvid Nielsen

Title:	CEO

Date Signed:

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT A

Device Specifications (for the Device with open reservoir)

Technical Status of the Device as of the Effective Date

The Parties agree that the Device as of the Effective Date shall have this configuration based on the available eFlow Technology.

MMD:	[***]

Geometric standard deviation (GSD): [***]

Total Output Rate (TOR):	[***]

Valved (inspiratory and expiratory valves) Aerosol Chamber: [***]

Fill volume medication reservoir: [***]

In case the Device will require the development of new components the Parties agree to mutually create a work plan for such new development. Serendex will cover such costs.

Regulatory Status of the Device as of the Effective Date:

Europe:

Based on its ISO13485 certificate PARI Pharma issues CE declarations of conformity for eFlow® technology handheld devices with an open reservoir. Examples for such devices are the eFlow® rapid or Altera. The Device will be CE-marked by PARI Pharma, too.

United States of America:

There are three 510(k)s and one special 510(k) in place which cover certain eFlow technology nebulizer configurations:

eFlow configuration / name	510(k) No.
Trio®	K033833, Special 510(K) No. K072670
Altera Nebulizer System	K100380
eRapid	K112859

The Device is not cleared under a 510(k). Thus, before Marketing Approval the Device will be labelled as “investigational”.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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As of the Effective Date PARI does not anticipate that the Device will be cleared by the FDA under a 510(k) but that the Device will be approved as part of the New Drug Application submitted by Serendex to the FDA.

EXHIBIT B

PAM Intellectual Property

Device Patents and Patent Applications

Mixing Chamber: entitled “Inhalation nebulizer”, priority date: 5 November 1999.

Application number	Publication number	Filing date	Patent number	Issue date
DE 19953317	DE 19953317	5 Nov 1999	DE 1995331718)	1 Feb 2001
PCT/US 00/29541	WO 01/34232	27 Oct 2000	n/a	n/a
EP 00973 900.4	EP 1227856	27 Oct 2000	EP 1227856 (8)	17 Jul 2008
AU 20010012348	WO 01/34232	27 Oct 2000	AU 781911	6 Oct 2005
CA 2,389,936	CA 2,389,936	27 Oct 2000	CA 2,389,936	10 Apr 2007
JP 2005-343334	JP 2007-294049	27 Oct 2000	JP 4589862	17 Sep 2010
NZ 518782	NZ 518 782	27 Oct 2000	NZ 518 782(8*)	9 Feb 2004
US 10/129,498	WO 01/34232	27 Oct 2000	US 6,962,151	8 Nov 2005

(*)	In force in BE; CH/LI; DE; ES; FR; GB; 1E; IT; NL; SE
(**)	Lapsed in DE and NZ

Negative Pressure Reservoir: entitled “Aerosol generator”, priority date: 23 January 2001.

Application number	Publication number	Filing date	Patent number	Issue date
DE 10102846	DE 10102846	23 Jan 2001	n/a	abandoned
PCT/EP 02/00648	WO 02/064265	23 Jan 2002	n/a	n/a
EP 02719714,	EP 1353759	23 Jan 2002	EP 1353759 (8)	20 Dec 2007
JP 2002-564050	JP 2004-523294	23 Jan 2002	JP 4187528	19 Sep 2008
US 10/466,929	US 2004/089295	23 Jan 2002	US 6,983,747	10 Jan 2006

(*)	In force in BE; CH/LI; DE; FR; GB; 1E; IT; NL

Microcontroller: entitled “Vorrichtung zur Erzeugung von Flûssigkeitströpchen mit einer in Schwingung versetzten Membran” (Translation: Apparatus for generation of fluid aerosol with a vibrating membrane), priority date: 7 May 2001.

Application number	Publication number	Filing date	Patent number	Issue date
DE 10122065	DE 10122065	7 May 2001	DE 10122065	4 Oct 2007

Membrane Signal Transmitter: entitled “Device for inhalation therapy”, priority date: 18 October 2001.

Application number	Publication number	Filing date	Patent number	Issue date
EP 01124294.8	EP 1304130	18 Oct 2001	EP 1304130(s)	23 Jun 2004

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Application number	Publication number	Filing date	Patent number	Issue date
PCT/EP 02/11706	WO 03/035153	18 Oct 2002	n/a	n/a
US 10/810,098	US 2005/0056274	26 Mar 2004	US 7,252,085	7 Aug 2007

(*)	In force in DE, GB

Spring Spokes: entitled “Fluid droplet production apparatus and method”, priority date: 2 August 2002.

Application number	Publication number	Filing date	Patent number	Issue date
EP 02016972,8	EP 1386672	2 Aug 2002	EP 1386672(1	11 Mar 2010
PCT/EP 03/08482	WO 2004/014569	31 Jul 2003	n/a	n/a
US 10/522,344	US 2006/0097068	31 Jul 2003	US 7,931,212	26 Apr 2011
US 13/042,908	US 2011155768	8 Mar 2011	US 8,511,581	20 Aug 2013

(*)	In force in CHILI, DE, FR, GB, IE, IT, NL

Fluid-Presence-Sensor: entitled “Inhalation Therapy Device”, priority date: October 30, 2002.

Application number	Publication number	Filing date	Patent number	Issue date
DE 10250625	DE 10250625	30 Oct 2002
PCT/EP 03/12076	WO 2004/039442	30 Oct 2003	n/a	n/a
EP 03 809 748	EP 1558315	30 Oct 2003	EP 1558315(1	30 Dec 2009
US 10/533,430	US 2006/0102172	30 Oct 2003	US 7,458,372	2 Dec 2008

(*)	In force in BE, DE, FR, GB, IT, NL

Slip-lock Contact: entitled “Inhalation therapy device”, priority date: 7 November 2002.

Application number	Publication number	Filing date	Patent number	Issue date
DE 10251864.5	DE 10251864	7 Nov 2002	DE 10251864	24 Jun 2004
PCT/EP 2003/012401	WO 2004041335	6 Nov 2003	n/a	n/a

Inhalation Valve (2-Parts): entitled “Inhalation Therapy Device”, priority date: December 9, 2002.

Application number	Publication number	Filing date	Patent number	Issue date
DE 10257381	DE 10257381	9 Dec 2002	DE 10257381	13 Apr 2006
PCT/EP 03/13959	WO 04/052436	9 Dec 2003	n/a	n/a
EP 03 782 349	EP 1569710	9 Dec 2003	EP 1569710(1	27 May 2009
US 10/538,515	US 2008/060640	9 Dec 2003

(*)	In force in DE, FR, GB, IT

Membrane Welding: entitled Membrane nebulizer and device for welding a membrane with a medium during production of a membrane nebulize”, priority date: 2 June 2009.

Application number	Publication number	Filing date	Patent number	Issue date
DE 102009026636,4	DE 102009026636	2 Jun 2009	DE 102009026636	14 Apr 2011
PCT/EP2010/057718	WO 2010/139730	2 Jun 2010	n/a	n/a
US 13/375,818	US 20120167877	2 Jun 2010

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Application number	Publication number	Filing date	Patent number	Issue date
EP 10724069.9	EP 2437896	2 Jun 2010

FLUPS II (Fluid-Presence-Sensor): entitled “Aerosol Delivery Device and Method of Operating the Aerosol Deliver), Device”; priority date: 16 December 2013.

Application number	Publication number	Filing date	Patent number	Issue date
EP 13197391.9	EP	16 Dec 2013
PCT/EP2014/ (*)	WO	Dec 2014	n/a	n/a

(“Further extensions planed)

Additional PARI Pharma Patents and Patent Applications relating to the CS-Option

Closed System: entitled “Inhalation therapy device comprising an ampoule for holding a drug to be atomized”, priority date: 16 August 2005.

Application number	Publication number	Filing date	Patent number	Issue date
DE 102005038619	DE 102005038619	16 Aug 2005
PCT/EP 2006/008086	WO 2007/020073	16 Aug 2006	ti/a	n/a
AU 2006281561	AU 2006281561	31 Mar 2008	AU 2006281561	5 Jul 2012
BR P10614818-2	BR P10614818	15 Feb 2008
CA 2,619,605	CA 2,619,605	12 Feb 2008	CA 2,619,605	8 Oct 2013
CN 200680038481.9	CN 101291699	19 Feb 2008	ZL200680038481.9	6 Jul 2011
EP 06776891	EP 1919542	7 Feb 2008
IN 728/KOLNP/2008	TN 728KOLNP2008	19 Feb 2008
JP 2008-526440	JP 2009504287	15 Feb 2008	JP5172676	11 Jan 2013
MX/a/2008/002318	n/a.	18 Feb 2008	MX 291428	28 Oct 2011
RU 200811067	RU 200811067	14 Mar 2008	RU 2403919	20 Nov 2010
US 11/990,474	US 2009/293868	16 Feb 2008

BFS Ampoule (Closed System): entitled “Einwegampulle fũr eine Vorrichtung zur Erzeugung von Aerosolen” (1) and “Disposable Ampoule for an Aerosol Generating Device” (2), priority date: 23 November 2007.

Application number	Publication number	Filing date	Patent number	Issue date
DE 102007056462 (1)	DE 102007056462	23 Nov 2007	DE 102007056462	27 Oct 2011
AU 2008 249155	AU 2008249155	21 Nov 2008	AU 2008249155	12 Dec 2013
BR P10805219-0	BR P10805219	21 Nov 2008
CA 2,644,063	CA 2,644,063	18 Nov 2008
CN 200810180710.1	CN 101439002	24 Nov 2008	ZL200810180710.1	25 Sep 2013
EP 08169011.7	EP 2062608	13 Nov 2008	EP 2062600	I May 2013
2027/KOL/2008	IN 2027KOL2008	20 Nov 2008
JP 2008-296193	JP 2009125590	20 Nov 2008	JP 4787307	5 Oct 2011
MX/a/2008/014892	MX 2008014892	21 Nov 2008	MX 302757	28 Aug 2012
RU 2008146167	1W 2008146167	21 Nov 2008	RU 2476197	16 Oct 2012
US 12/275,512 (2)	US 2009137950	21 Nov 2008

(*)	In force in DE, CH, ES, FR, GB, TE and IT

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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CS Aerosol Chamber: entitled “Aerosol Therapy Device”; priority date: 9 December 2008.

Application number	Publication number	Filing date	Patent number	Issue date
DE 102008054431	DE 102008054431	9 Dec 2008	DE 102008054431	25 Jan 2010
PCT 2009/066599	WO 2010066714	8 Dec 2009	n/a	n/a
EP 09801187.7	EP 2361108	8 Dec 2009	EP2361	21 Aug 2013
AU 2009326049	AU 2009326049	8 Dec 2009
CA 2,745,845	CA 2,745,845	8 Dec 2009
US 13/133,517	US 20120037154	8 Dec 2009

(*)	In force in BE, CH, DE, ES, FR, GB, IT, NL

Blade CS: entitled „ Opening element for opening an ampoule in an aerosol generation device and aerosol generation device comprising the opening element...”, priority date: 12 Sep 2012.

Application number	Publication number	Filing Date	Patent Number	Issue Date
EP 12184036.7	EP 2708219	12 Sep 2012
PCT/EP2013/068592(*)	WO 2014040947	9 Sep 2013	n/a.	n/a.

(*)	Further extensions planed

Additional PARI Pharma Patents and Patent Applications relating to the eFlow Inline-Option

Preterm Infant Nebulizer (NEOs): entitled “Inhalation therapy device for use in premature babies and infants”, priority date: 10 February 2006.

Application number	Publication number	Filing date	Patent number	Issue date
DE 102006006183	DE 102006006183	10 Feb 2006
EP 07002327.0	EP 1818070	2 Feb 2007
EP 12195455.6	EP 2567724	14 Dec 2012
US 11/704,819	US 2008000470	9 Feb 2007

Inline: entitled “Atomizer for ventilation machines and ventilation machine comprising said atomizer”; priority date: 9 May 2008.

Application number	Publication number	Filing Date	Patent Number	Issue Date
DE 102008022987	DE 102008022987	9 May 2008
PCT/EP 2009/055469	WO 2009/1358716	6 May 2009	n/a	n/a
AU 2009245802	AU 2009245802	6 May 2009	AU 2009245802	7 Nov 2013
AU 201301359		7 Mar 2013
CA 2,723,885	CA 2,723,885	6 May 2009
CA 2,808,171	CA 2,808,171	19 Mar 2013
EP 09742089.7	EP 2307080	6 May 2009
EP 12189004.0	EP 2548598	18 Oct 2012
JP 2011-507911	JP 2011519642	6 May 2009
US 12/990,994	US 2011-0146670	6 May 2009	US 8,720,435	13 May 2014
US 13/783,642	US 20130174840	4 Mar 2013

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Patents licensed from The Technology Partnership, plc (TTP):

Further (II) TTP Patent: entitled “Liquid Supply Apparatus”, priority date: 13 February 1996

Application number	Publication number	Filing date	Patent number	Issue date
GB 9602969	GB 9602969	13 Feb 1996	GB 9602969(8)	28 Jun 2000
PCT/GB 97/00372	WO 97/29851	10 Feb 1997	n/a	n/a
EP 97904519.2	EP 0879095	10 Feb 1997	EP 0879095(8*)	28 Jun 2000
CA 2246334	WO 97/29851	10 Feb 1997	CA 2,246,334(8)	2 May 2006
DE 69702384	WO 97/29851	10 Feb 1997	DE 69702384	2 Aug 2000
PCT/GB 97/00372	WO 97/29851	10 Feb 1997	US 6,113,001	5 Sep 2000

(*)	Lapsed in GB and CA
(*)	In force in DE; GB; FR

Electro-Polishing Step (TTP): entitled “Forming a Perforate Membrane by Laser Drilling and a Subsequent Electro-Polishing Step”, priority date: 24 September 2001

Application number	Publication number	Filing date	Patent number	Issue date
EP 01308106	EP 1295647	24 Sep 2001	n/a	abandoned
PCT/GB 02/04093	WO 03/026832	6 Sep 2002	n/a	n/a
EP 02758577.7	EP 1429888	6 Sep 2002	EP 1429888(8)	15 Apr 2002
JP 2-303307	JP 2005503266	6 Sep 2002	JP 4176016	5 Nov 2008
10/489,327	US 2005/0006359	6 Sep 2002	US 7,316,067	8 Jan 2008

(*)	In force in DE; GB

Cross licence from Bespak, plc including Aerogen/Novartis patents:

Forward Taper Patent: entitled “Liquid Dispensing Apparatus Having a Vibrating Perforate Member”, priority date: 12 December 1989 (GB 8928086) and 10 August 1990 (GB 9017563)

Application number	Publication number	Filing date	Patent number	Issue date
US 907,519	CIP from US 5,152,456	6 Jul 1992	US 5,261,601(*)	16 Nov 1993

Patent family lapsed in all countries

(*)	Cross licence from Bespak plc: Including any claims of patents owned by Aerogen/Novartis that read on subject matter disclosed in or supported by US Patent No. 5,261,601. Examples of claims of such Aerogen/Novartis-owned patents that are disclosed in US Patent No. 5,261,601 are claims 20 to 27 of US Patent No. 6,629,646 that is filed on 7 Dec 1993 (CIP from US Patent No. 5,164,740 filed on 24 Apr. 1991).

Patents licensed from Novartis (non-exclusive):

Vibrational Isolation Patent: entitled “Base isolated nebulizing device and methods” (1, 2, 3), priority date: 2 May 2001 (1, 2, 3)

Application number	Publication number	Filing date	Patent number	Issue date
CA 2,449,070	CA 2449070	1 May 2002	CA 2,449,070	26 Mar 2013
DE 20222021.4	DE 20222021	1 Apr 2011	DE 20222021”	2 Aug 2011
EP 2002725932.4	EP 1390150	1 May 2002	EP 1390150(*)	4 Jan 2012
EP 20110194362	EP 2436450	19 Dec 2011	n/a	abandoned
US 09/848,104 (I)	US 2003/0047620	2 May 2001	US 6,732,944	11 May 2004
US 10/821,444 (2)	US 2004/0188534	9 Apr 2004	US 6,978,941	27 Dec 2005
US 11/246,028 (3)	US 2006/0086819	6 Oct 2005	US 7,104,463	12 Sep 2006

(*)	Designated contracting states: AT, BE, CH, CY, DE, DK, ES, FI, FR, GB, GR, IE, IT, LI, LU, MC, NL, PT, SE, TR
(**)	Design patent or utility model publication

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT C

Preliminary Work Plan

[***]

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT D

PARI Competitors

[***]

In the event of a merger, consolidation, sale of all or substantially all of the assets or business or other change of control involving the above entities (the “Original Competitors”), such Original Competitor listed above shall be replaced with the successor thereof that is continuing to engage in the business of developing and/or commercializing nebulizers. However, if the merger or acquisition partner had separate lines of business, divisions or operations prior to such change of control, whether or not relating to nebulizers, the merger or acquisition partner shall be deemed a PARI Competitor only to the extent it is continuing the business of the Original Competitor, and not with respect to any such separate lines of business, divisions or operations.

In addition, PARI Competitors shall include any subsidiary that is formed by the Original Competitors, but shall not include any subsidiaries acquired by the Original Competitors if such subsidiaries had separate lines of business, divisions or operations prior to such acquisition, whether or not relating to nebulizers. However, PARI Competitors shall include such subsidiaries to the extent such subsidiaries continue the lines of business, divisions or operations of the Original Competitors relating to nebulizers.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT E

Selected Terms of “Supply Agreement”

(As referenced in Section 4.3 of this Research Collaboration and License Agreement)

Products for Supply	Device and any related Accessories

100% Requirements	During the Royalty Period, PARI shall use commercially reasonable efforts to supply 100% of Serendex’s and its Sublicensees’ volume requirements for the Device and related accessories.

Purchase Obligation

Within the EEA, Serendex and its Sublicensees shall purchase (i) dur-ing the first five (5) years from the effective date of the Supply Agreement 100%, and (ii) thereafter 80%, of their volume requirements for Nebulizers and related accessories for pulmonary delivery of the Drug Product in the Indications from PARI.

In the rest of the world outside the EEA, during the Royalty Period Serendex and its Sublicensees shall purchase 100% of their volume requirements for Nebulizers and related accessories for pulmonary delivery of the Drug Product in the Indications from PARI.

Specifications	The Supply Agreement shall set forth final product specifications for the Device as determined in accordance with the License Agreement, including without limitation any additional manufacturing and process related specifications and other characteristics and materials for the Device (“Final Specs”), as mutually agreed to in writing by the Parties. In addition, any changes proposed to such Final Specs that: (i) affect the Regulatory Approval of the Device as used with the Drug Product; or (ii) have a material adverse effect on the development of the Device, or the manufacture thereof, including without limitation the quality, reliability, robustness or user interface of the Device, or which would otherwise have a material adverse effect on the Drug Product when used with the Device, shall require the prior written approval of both Parties, not to be unreasonably withheld, conditioned or delayed. If

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Regulatory Authorities require the Device to be included under the MAA, (i) Serendex will support PARI in accommodating such requirement; and (ii) the Parties will work in good faith to allow for PARI to implement any necessary changes to the Device accordingly, including any changes necessary as a result of the requirements of manufacturing scale-up, corrective and preventive actions (CA-PAs), and market feedback during the commercial phase.

Supply Shortage	In the event of any supply interruption or inadequate quantities of the Device available to fulfill Serendex’s requirements, PARI shall provide to Serendex not less than Serendex’s pro rata portion of all available quantities of devices based on then-pending forecasts of all PARI customers.

Manufacture	PARI has to manufacture the Device in accordance with all applicable laws and regulations, including without limitation cGMP, and the Final Specs. PARI shall bear responsibility for product liability and quality assurance for the Device in accordance with a quality agreement to be entered into by the Parties prior to commercialization of the Drug Product with the Device.

Back Up Plan	The Parties shall agree upon an appropriate back up plan to provide reasonable assurance of continuity of supply of the Device. Such back up plan may include safety stock of finished Devices, components and material as well as a contingency plan for critical manufacturing processes and equipment.

Manufacturing Back Up License	To be agreed on in the Supply Agreement

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Other Terms	Other customary supply terms shall include retail sales option(s), quality, acceptance, invoicing and payment, inspection and optimization, repair, supply of replacement parts, product recalls, adulteration, misbranding, product warranties, notice and cure periods, trademark license and usage guidelines, co-branding rights, representations and warranties (including with respect to the final design of the Device), indemnities, remedies, force majeure, termination provisions, all as mutually agreed to by the Parties.